As filed with the Securities and Exchange Commission on December 27, 2012
Registration No. 333-
__________________________________________________________________________________________________________________________________________________________________________
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________________________________________________________________________________________________________________________________________________________
                         Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
__________________________________________________________________________________________________________________________________________________________________________
  TAUBMAN CENTERS, INC.
(Exact name of registrant as specified in its charter)

Michigan	38-2033632
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
200 East Long Lake Road, Suite 300
Bloomfield Hills, MI 48304-2324
(248) 258-6800
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
__________________________________________________________________________________________________________________________________________________________________________
Lisa A. Payne
Vice Chairman and Chief Financial Officer
Taubman Centers, Inc.
200 East Long Lake Road, Suite 300
Bloomfield Hills, MI 48304-2324
(248) 258-6800
(Name, address, including zip code, and telephone number, including area code, of agent for service)
__________________________________________________________________________________________________________________________________________________________________________
  Copy To:
Michael S. Ben, Esq.
Honigman Miller Schwartz and Cohn LLP
2290 First National Building
660 Woodward Avenue
Detroit, MI 48226-3506
(313) 465-7316 (telephone)
(313) 465-7317 (facsimile)
_________________________________________________________________________________________________________________________________________________________________________

Approximate date of commencement of proposed sale to the public:  From time to time or at one time after the effective date of the Registration Statement.

If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.   ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.   ☑

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common Stock, par value $0.01 per share	1,319,716	$77.57	$102,370,370.12	$13,963.32

(1)
In accordance with Rule 416 under the Securities Act of 1933, also includes an indeterminable number of shares that may become issuable by reason of stock splits, stock dividends, and similar transactions.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933 based on the average of the high and low sales prices other common stock, as reported on the NYSE on December 19, 2012.

PROSPECTUS

TAUBMAN CENTERS, INC.
1,319,716 Shares
Common Stock

This prospectus relates to the potential offer and sale, from time to time, by the selling shareholders named in this prospectus of up to 1,319,716 shares of our common stock, if and to the extent that such selling shareholders exchange their units of partnership interest in The Taubman Realty Group Limited Partnership (the “Operating Partnership” or “TRG”) and Series B Non-Participating Convertible Preferred Stock in Taubman Centers, Inc. (“Series B preferred stock”) for shares of our common stock. See "Selling Shareholders" beginning on page 6 for information regarding the selling shareholders.
Shares of our common stock are traded on the New York Stock Exchange under the symbol “TCO.” On December 26, 2012, the closing price of our common stock on the New York Stock Exchange was $78.67 per share. We will not receive any proceeds from the sale of the shares of our common stock covered by this prospectus.
We are organized and conduct our operations to qualify as a real estate investment trust (“REIT”) for federal income tax purposes. Our charter contains certain restrictions relating to ownership and transfer of our stock to assist us in complying with certain federal income tax requirements applicable to REITs.
We are the managing general partner of TRG. We have made a continuous, irrevocable offer to the selling shareholders to exchange their partnership units in TRG and Series B preferred stock for our common stock. Pursuant to agreement with the selling shareholders, we are required to register the shares that would be received as a result of any such exchange for resale under the Securities Act of 1933. TRG will bear all costs in effecting the registration of the shares of common stock covered by this prospectus.
The selling shareholders may sell the shares covered by this prospectus in public or private transactions and at prices related to the prevailing market prices, fixed prices or at negotiated prices. The selling shareholders will be responsible for any commissions or discounts, and similar selling expenses, due to brokers or dealers. Brokers or dealers participating in any sale of common stock offered by the selling shareholders may act either as principals or agents, may use block trades to position and resell the shares and may be deemed “underwriters” under the Securities Act of 1933. See "Plan of Distribution" beginning on page 14 for additional information on the manner in which the shares of common stock may be sold and related matters.

Investing in our securities involves risks. Please read carefully the section entitled “Risk Factors” on page 5 of this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 27, 2012

We have not authorized any underwriter, broker, dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and any applicable prospectus supplement. We take no responsibility for, and can provide no assurances as to the reliability of, any other information that others may give you. This prospectus and any applicable prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and any applicable prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus or any applicable prospectus supplement, or the information we have previously filed with the SEC and incorporated by reference, is accurate as of any date other than the date specified in such documents. Our business, financial condition, results of operations and prospects may have changed since such respective dates.

TABLE OF CONTENTS
Page
ABOUT THIS PROSPECTUS .............................................................................................................................	1
WHERE YOU CAN FIND MORE INFORMATION ..........................................................................................	1
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE ...............................................................	1
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS ............................................................	2
PROSPECTUS SUMMARY .................................................................................................................................	3
RISK FACTORS ...................................................................................................................................................	5
USE OF PROCEEDS ............................................................................................................................................	6
SELLING SHAREHOLDERS ..............................................................................................................................	6
DESCRIPTION OF SECURITIES BEING OFFERED .......................................................................................	9
IMPORTANT PROVISIONS OF OUR GOVERNING DOCUMENTS AND MICHIGAN LAW ....................	11
RESTRICTIONS ON TRANSFER AND OWNERSHIP .....................................................................................	13
PLAN OF DISTRIBUTION .................................................................................................................................	14
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES ......................................................................	15
VALIDITY OF COMMON STOCK .....................................................................................................................	34
EXPERTS ..............................................................................................................................................................	34

ABOUT THIS PROSPECTUS
This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission, or “SEC,” as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the “Securities Act.” You should read both this prospectus and any prospectus supplement together with additional information described under “Where You Can Find More Information” and “Incorporation of Certain Documents By Reference” before you invest in our common stock.
References in this prospectus to “we,” “our” or “us” mean Taubman Centers, Inc. and/or one or more of a number of separate, affiliated entities, as the context may require, and does not refer to the selling shareholders. The “Operating Partnership” or “TRG” refers to The Taubman Realty Group Limited Partnership.
WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC, all of which are available to the public over the Internet at the SEC's web site at www.sec.gov. You may also read and copy any document we file by visiting the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. You may also inspect our SEC reports and other information at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005. You may also obtain copies of these filings, at no cost, by accessing our website at www.taubman.com; however, the information found on our website is not considered part of this prospectus or any applicable prospectus supplement.
We have filed a registration statement on Form S-3 with the SEC covering the securities that may be sold under this prospectus. For further information on us and the securities being offered, you should refer to our registration statement and its exhibits. This prospectus summarizes material provisions of certain contracts and other documents included as exhibits to our registration statement of which this prospectus is a part. Because this prospectus may not contain all the information that you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits to our registration statement of which this prospectus is a part and each summary is qualified in all respects by that reference and the exhibits and schedules thereto.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
We incorporate by reference in this prospectus the documents listed below (file number 1-11530) and all future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of this offering. This means that we can disclose important information to you by referring you to these documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus:

•	our annual report on Form 10-K/A for the year ended December 31, 2011, filed with the SEC on February 28, 2012;

•
the information specifically incorporated by reference into our annual report on Form 10-K/A for the year ended December 31, 2011 from our definitive proxy statement on Schedule 14A, filed with the SEC on April 23, 2012;

•
our quarterly reports on Form 10-Q for the quarter ended March 31, 2012 that was filed with the SEC on May 3, 2012, for the quarter ended June 30, 2012 that was filed with the SEC on July 30, 2012, and for the quarter ended September 30, 2012 that was filed with the SEC on October 29, 2012;

•
our current reports on Form 8-K filed with the SEC on January 5, 2012, April 5, 2012, June 8, 2012, July 2, 2012, August 6, 2012, August 8, 2012, August 14, 2012, December 5, 2012 and December 20, 2012, and our current report on Form 8-K/A filed with the SEC on March 5, 2012; and

•
the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on November 10, 1992, including any subsequently filed amendments and reports filed for the purpose of updating the description.

Copies of all documents which are incorporated by reference in this prospectus and any applicable prospectus supplement (not including the exhibits to such information, unless such exhibits are specifically incorporated by reference) will be provided without charge to each person, including any beneficial owner of the securities offered by this prospectus, to whom this prospectus or any applicable prospectus supplement is delivered, upon written or oral request. Requests should be directed to

Taubman Centers, Inc., 200 East Long Lake Road, Suite 300, Bloomfield Hills, MI 48304-2324, Attention: Investor Relations, and our telephone number is (248) 258-6800.
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
Information included and incorporated by reference in this prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the “Securities Act,” and Section 21E of the Securities Exchange Act of 1934, as amended, or the “Exchange Act.” You can identify these forward-looking statements by our use of the words “believe,” “anticipate,” “plan,” “expect,” “may,” “might,” “should,” “will,” “intend,” “estimate” and similar expressions, whether in the negative or affirmative. These forward-looking statements represent our expectations or beliefs concerning future events, including the following: statements regarding future developments and joint ventures, rents, returns, and earnings; statements regarding the continuation of trends; and any statements regarding the sufficiency of our cash balances and cash generated from operating, investing, and financing activities for our future liquidity and capital resource needs.
We caution that although forward-looking statements reflect our good faith beliefs and reasonable judgment based upon current information, these statements are qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements, because of risks, uncertainties, and factors including, but not limited to: the global credit environment and the continuing impacts of the recent U.S. recession; other changes in general economic and real estate conditions; changes in the interest rate environment and the availability of financing; fluctuations of foreign currency; adverse changes in the retail industry; general development risks; and integration and other acquisition risks.
Further, we have included important factors in the cautionary statements contained or incorporated by reference in this prospectus, particularly under the heading “Risk Factors” in this prospectus and in our Annual Report on Form 10-K/A for the year ended December 31, 2011, and other periodic reports that we believe could cause our actual results to differ materially from the forward-looking statements that we make. The forward-looking statements included in this report are made as of the date hereof, except those forward-looking statements made in documents incorporated by reference herein are made as of the date specified in such documents. Except as required by law, we do not undertake any obligation to update our forward-looking statements or the risk factors contained in this prospectus to reflect new information or future events or otherwise.

PROSPECTUS SUMMARY
Our Company
We are a Michigan corporation and a self-administered and self-managed real estate investment trust, or “REIT.” Our business is actually conducted by affiliated entities rather than Taubman Centers, Inc. itself or the named operating platform. The Taubman Realty Group Limited Partnership, or the “Operating Partnership” or “TRG,” is a majority-owned partnership subsidiary of Taubman Centers, Inc. that owns direct or indirect interests in all of our real estate properties. Taubman Centers, Inc.'s ownership in the Operating Partnership at December 26, 2012 consisted of a 70.3% managing general partnership interest, as well as Series J preferred equity interests.
We engage in the ownership, management, leasing, acquisition, disposition, development and expansion of regional and super-regional retail shopping centers and interests therein. Our owned portfolio as of December 26, 2012 included 24 urban and suburban shopping centers in 12 states. Taubman Properties Asia LLC and its subsidiaries, which is the platform for our expansion into China and South Korea, are headquartered in Hong Kong.
Our executive offices are located at 200 East Long Lake Road, Suite 300, Bloomfield Hills, MI 48304-2324 and our telephone number is (248) 258-6800.
If you want to find more information about us, please see the sections entitled “Incorporation of Certain Documents by Reference” and “Where You Can Find More Information” in this prospectus.

The Offering

The following is a brief summary of certain terms of the offering.

Common stock offered	Up to 1,319,716 shares of our common stock may be offered from time to time by the selling shareholders.

Restrictions on ownership and transfer
To assist us in complying with certain federal income tax requirements applicable to REITs, among other purposes, our charter imposes certain restrictions on ownership and transfer of our common stock. See “Restrictions on Transfer and Ownership” in this prospectus.

Use of Proceeds	We will not receive any proceeds from the sale of the shares of our common stock covered by this prospectus.

Listing	Our common stock is listed on the New York Stock Exchange, or “NYSE,” under the symbol “TCO.”

Risk factors
Investing in our common stock involves risks. See “Risk Factors” beginning on page 5 of this prospectus and beginning on page 12 of our Annual Report on Form 10-K/A for the year ended December 31, 2011, which is incorporated by reference herein, to read about factors you should consider before buying our common stock.

For additional information regarding our common stock, see “Description of Securities Being Offered - Common Stock” in this prospectus. For a description of the U.S. federal income tax considerations reasonably anticipated to be material to prospective holders in connection with the purchase, ownership and disposition of our common stock, see “Material U.S. Federal Income Tax Consequences” in this prospectus.

Recent Developments

Acquisitions

In December 2012, we acquired the 49.9% noncontrolling interest of our partner in the consolidated joint venture that owns International Plaza for $275 million in cash. We also assumed an additional 49.9% beneficial interest in the $325 million

4.85% nonrecourse loan encumbering the center.

Also in December 2012, we announced the acquisition of an additional 25% beneficial interest in Waterside Shops for $77.5 million, representing $36.3 million of cash and an additional $41.3 million beneficial share of the 5.54% fixed-rate nonrecourse loan encumbering the center. The center is owned by an unconsolidated joint venture. The acquisition will bring our total beneficial interest in the center to 50%.

Disposition

In December, 2012, we also completed a sale of portions of our Taubman TCBL business for $15.5 million, an amount approximately equal to our investment in the business. The transaction remains subject to closing adjustments. We will maintain offices in Beijing and Shanghai and approximately 40 associates will be retained to develop our project in Xi'an, China and future investments in China. The business will operate under the name, Taubman Asia.

As part of the sale, the non-controlling owners in Taubman TCBL relinquished the capital that was credited to them in connection with our 2011 acquisition of the company, including their 10 percent ownership interests in investments in China. In addition to the third party contracts, the buyer will assume leases for all the offices except Beijing, employ the majority of the people and acquire the TCBL name, trademark and miscellaneous copyrights.

In connection with the sale, we expect to incur a tax liability of approximately $3.5 million, which will be recorded in the fourth quarter of 2012.

RISK FACTORS
Before investing in our securities, you should carefully consider the risks and uncertainties described below, as well as such information set forth elsewhere in this prospectus and any other information that is incorporated by reference herein, including the risks described in our reports we file with the Securities and Exchange Commission, or the “SEC,” under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act that are incorporated by reference herein, particularly under the heading “Risk Factors” in our Annual Report on Form 10-K/A for the year ended December 31, 2011.
The market price of our common stock may fluctuate significantly.
The market price of our common stock may fluctuate significantly in response to many factors, including:

•	general market and economic conditions;

•	actual or anticipated variations in our operating results, funds from operations, cash flows, liquidity or distributions;

•	changes in our earnings estimates or those of analysts;

•	publication of research reports about us, the real estate industry generally or the regional mall industry, and recommendations by financial analysts with respect to us or other REITs;

•
adverse market reaction to the amount of our outstanding debt at any time, the amount of our maturing debt in the near and medium term and our ability to refinance such debt and the terms thereof or our plans to incur additional debt in the future;

•	the ability of our tenants to pay rent to us and meet their other obligations to us under current lease terms and our ability to re-lease space as leases expire;

•	increases in market interest rates that lead purchasers of our common stock to demand a higher dividend yield;

•	changes in market valuations of similar companies;

•	adverse market reaction to any securities we may issue or additional debt we incur in the future;

•	additions or departures of key management personnel;

•	actions by institutional shareholders;

•	speculation in the press or investment community;

•	continuing high levels of volatility in the capital and credit markets; and

•	the realization of any of the other risk factors included in, or incorporated by reference to, this prospectus.

Many of the factors listed above are beyond our control. These factors may cause the market price of our common stock to decline, regardless of our financial performance and condition and prospects. It is impossible to provide any assurance that the market price of our common stock will not fall in the future, and it may be difficult for holders to resell shares of our common stock at prices they find attractive, or at all.
Our shareholders may experience dilution if we issue additional common stock, or upon certain changes of control.
We are not restricted from issuing additional shares of our common stock or preferred stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock or preferred stock or any substantially similar securities. Any additional future issuances of common stock will reduce the percentage of our common stock owned by investors purchasing shares in this offering who do not participate in future issuances. In most circumstances, shareholders will not be entitled to vote on whether or not we issue additional common stock. In addition, depending on the terms and pricing of an additional offering of our common stock and the value of our properties, our shareholders may experience dilution in both the book value and fair value of their shares. The market price of our common stock could decline as a result of sales of a large number of shares of our common stock in the market after this offering or the perception that such sales could occur, and this could materially and adversely affect our ability to raise capital through future offerings of equity or equity-related securities.
In addition, each holder of 6.500% Series J Cumulative Redeemable Preferred Stock, no par, $192.5 million liquidation preference (“Series J preferred stock”) will have the right (unless, prior to the change of control conversion date, we have provided or provide notice of our election to redeem the Series J preferred stock) to convert some or all of the Series J preferred stock upon the occurrence of a Change of Control (as defined in our Articles of Incorporation), on the change of control conversion date into a number of shares of our common stock per share of Series J preferred stock.
We may change the distribution policy for our common stock in the future.
The decision to declare and pay dividends on our common stock in the future, as well as the timing, amount and composition of any such future dividends, will be at the sole discretion of our board of directors and will depend on our earnings, funds from operations, liquidity, financial condition, capital requirements, contractual prohibitions or other limitations under our indebtedness and preferred shares, the annual dividend requirements under the REIT provisions of the Internal Revenue Code, state law and such other factors as our board of directors deems relevant. Our actual dividend payable will be determined by our board of directors based upon the circumstances at the time of declaration. Any change in our dividend policy could have a material adverse effect on the market price of our common stock.
USE OF PROCEEDS
We will not receive any proceeds from the sale of the shares of our common stock covered by this prospectus. All proceeds from the disposition of the shares of common stock covered by this prospectus are solely for the accounts of the selling shareholders.
The selling shareholders will pay any broker or dealer discounts and commissions and any similar selling expenses, and expenses incurred by the selling shareholders for brokerage, accounting, tax or legal services, and any other expenses incurred by the selling shareholders in selling the shares of common stock. TRG will pay the costs, fees and expenses incurred in effecting the registration of the shares of common stock covered by this prospectus.
SELLING SHAREHOLDERS
On December 21, 2011, the Operating Partnership acquired The Mall at Green Hills in Nashville, Tennessee and The Gardens on El Paseo in Palm Desert, California from affiliates of Davis Street Properties, LLC. On December 27, 2011, the Operating Partnership acquired El Paseo Village in Palm Desert, California from affiliates of Davis Street Properties, LLC. The consideration for the combined acquisition included 1.3 million units of partnership interest in TRG, or “Units,” and Series B preferred stock. In accordance with the acquisition agreement with affiliates of Davis Street Properties, LLC (the “Davis Street Acquisition Agreement”), TRG agreed to cause certain affiliates of Davis Street Properties, LLC who acquired such Units (the “Davis Street Unit Holders”) to become designated offerees under the Company's Continuing Offer, entitling them to exchange their Units (and, in accordance with our Articles, the corresponding shares of Series B preferred stock) for shares of our common stock. The Continuing Offer was previously made available to certain other TRG partners. Under the Continuing Offer, one Unit is exchangeable for one share of our common stock. Upon a tender of Units, the corresponding shares of Series B preferred stock, if any, will automatically be converted into our common stock at a ratio of 14,000 shares of Series B preferred stock for one share of common stock. The Continuing Offer was made first effective for the Davis Street Unit Holders one year after the El Paseo Village acquisition, corresponding to the date of this prospectus.  Prior to December 27, 2012, the Davis Street Unit Holders had the ability to put the Units back to the Company at the lesser of the current market price of our common stock or $55 per share; 1,900 Units and shares of Series B preferred stock were put back to us pursuant to such rights.
In accordance with the Davis Street Acquisition Agreement, we were required to register the shares of common stock that would be received by the Davis Street Unit Holders as a result of an exchange under the Continuing Offer for resale under the Securities Act. All of the shares of our common stock being offered under this prospectus may be sold by the selling shareholders named below. However, the registration of these shares does not necessarily mean the selling shareholders will exchange their Units and Series B preferred stock for our common stock under the Continuing Offer or subsequently offer or sell any of their shares under this prospectus or otherwise.

Except as set forth above, none of the selling shareholders has had a material relationship with us or any of our affiliates within the past three years, and none of the selling shareholders has held any position or office with us or any of our affiliates during such period.

The following table sets forth, to our knowledge based on information supplied to us by the selling shareholders, certain information regarding the selling shareholders' beneficial ownership of our common stock as of December 27, 2012. Unless otherwise indicated and subject to applicable community property laws, each owner has sole voting and investment powers with respect to the securities listed below. Except as set forth below, the numbers shown in the table assume that each selling shareholder beneficially owns only those shares which the selling shareholder has the right to acquire under the Continuing Offer. The selling shareholders may sell, transfer or otherwise dispose of all or a portion of the Units, Series B preferred stock or our common stock after the date of this prospectus in a transaction that is not subject to this prospectus, subject to the terms and conditions of the TRG partnership agreement, our Articles and applicable law.

The Davis Street Unit Holders may transfer their Units, pursuant to the TRG partnership agreement, and shares of Series B preferred stock, pursuant to our Articles, under certain circumstances. We may file one or more supplemental prospectuses pursuant to Rule 424 under the Securities Act to set forth the required information regarding any additional selling shareholders.

Name of Selling Shareholder	Shares Owned Prior to the Offering		Number of Shares That May Be Offered Hereby(1)	Shares Owned After the Offering
	Number	Percent of Class		Number	Percent of Class
Alexander Perlmutter	7,757	*	7,757	─	*
Amy Z. Perlmutter Revocable Trust UAD 10/28/83(2)	142,800	*	142,800	─	*
ASA Commercial Properties LLC 401K Plan(3)	801	*	801	─	*
Barry Schlesinger Trust(4)	1,633	*	1,633	─	*
Bell Atlantic Master Trust(5)	115,198	*	113,858	1,340	*
Brett Mayer	816	*	816	─	*
Chelsie Petereit Living Trust (6)	6,835	*	6,835	─	*
Cheryl McArthur	147,232	*	147,232	─	*
Christopher M. Nolte	6,732	*	6,732	─	*
David Moon	507	*	507	─	*
Eydie Sternberg TTEE/Eydie Sternberg Living Trust(7)	334	*	334	─	*
Eric and Maryann Mayer Living Trust(8)	27,633	*	27,633	─	*
Gary Kaplan	12,019	*	12,019	─	*
Green Hills Partners (9)	21,903	*	21,903	─	*
H Group, LLC(10)	24,072	*	24,072	─	*
Harry Perlmutter	7,757	*	7,757	─	*
Highland Park Investment Company, LP(11)	18,924	*	18,924	─	*
Isen Revocable Trust(12)	12,347	*	12,347	─	*
James M. Bachner	816	*	816	─	*
Jerome J. Claeys III 1987 Children's Trust(13)	8,163	*	8,163	─	*
Jerry Claeys III	14,574	*	14,574	─	*
Jill Nolte Trust(14)	15,709	*	15,709	─	*
Joan Zavis	6,470	*	6,470	─	*
John Clement	816	*	816	─	*
Joseph Perlmutter	33,433	*	33,433	─	*
Karen Land	58,033	*	58,033	─	*
Kelly Jones	2,537	*	2,537	─	*
Kim Perlmutter	816	*	816	─	*
Lawrence Krasner	816	*	816	─	*
Lewis Ingall	4,212	*	4,212	─	*
Lois Richmond	439	*	439	─	*
Lori Wittman	1,271	*	1,271	─	*

Marguerite O'Brien	1,271	*	1,271	─	*
Mark Bartelstein Revocable Trust(15)	3,873	*	3,873	─	*
Mary K. Ludgin Living Trust(16)	816	*	816	─	*
Maury R. Tognarelli Revocable Trust(17)	9,765	*	9,765	─	*
Michael Radis	28,885	*	28,885	─	*
Morgan Stanley Smith Barney IRA Custodian FBO Jeffrey Annenberg(26)	801	*	801	─	*
Nathan Dorzweiler	1,574	*	1,574	─	*
Amended and Restated Norman Perlmutter Living Trust(18)	157,010	*	157,010	─	*
Norman Perlmutter HP Trust(19)	14,045	*	14,045	─	*
1975 Judd D. Malkin Life Insurance Trust-B(9)	155	*	155	─	*
M Partners-OOM(9)	7,617	*	7,617	─	*
Pearson Street Capital, L.L.C.(20)	38,758	*	38,758	─	*
Richard Metzner	47,020	*	47,020	─	*
Rick Smith	3,873	*	3,873	─	*
Robert Perlmutter(21)	32,588	*	32,588	─	*
Roger E Smith Trust(22)	3,235	*	3,235	─	*
Scott Taylor	11,951	*	11,951	─	*
Second Street Properties, LLC(23)	20,867	*	20,867	─	*
Sharon Vocino	1,021	*	1,021	─	*
Star Family Trust UAD 3/7/01(24)	951	*	951	─	*
Stephen Perlmutter	9,391	*	9,391	─	*
Steven Divito	20,280	*	20,280	─	*
Stuart Katz Revocable Trust(25)	4,868	*	4,868	─	*
TBM Investment Partners(26)	3,087	*	3,087	─	*
Terry Leipsig	24,539	*	24,539	─	*
Theresa Johnson	32,784	*	32,784	─	*
Third Street Properties, LP(27)	92,287	*	92,287	─	*
The Virgilio Bonifazi 2009 Declaration of Trust (28)	44,320	*	44,320	─	*
*Less than 1%
____________
(1) The number of shares shown only reflects shares of common stock which have been, or will be issued, to the selling shareholders in exchange for Units and shares of Series B Preferred Stock under the Continuing Offer. No shares of common stock acquired in the open market are being offered under this prospectus.
Upon a tender of Units, the corresponding shares of Series B preferred stock, if any, will automatically be converted into our common stock at a ratio of 14,000 shares of Series B preferred stock for one share of common stock, with the holder to receive cash for any fractional amounts remaining after such exchange. If there are transfers of the Series B preferred stock prior to resale hereunder, there may be up to an additional 18 shares of common stock received upon such exchange and that may be sold hereunder; we have registered such additional shares in the registration statement, of which this prospectus is a part.
(2) Voting and dispositive power held by Amy Perlmutter, as trustee.
(3) Voting and dispositive power held by Mitch Greenberg.
(4) Voting and dispositive power held by Barry Schlesinger, as trustee.
(5) Voting and dispositive power held by The Bank of New York Mellon, as trustee.
(6) Voting and dispositive power held by Chelsie Petereit and Scott Petereit, as trustees.
(7) Voting and dispositive power held by Eydie Sternberg, as trustee.
(8) Voting and dispositive power held by Maryann Mayer, as trustee.
(9) Voting and dispositive power for 1975 Judd D. Malkin Life Insurance Trust-B held by Judd D. Malkin, Randi Steinberger, Stephen J. Malkin and Barry A. Malkin, as trustees. Voting and dispositive power for Green Hills Partners and M Partners-OOM held by Judd D. Malkin, Randi Steinberger, Stephen J. Malkin and Barry A. Malkin, as trustees of 1975 Judd D.

Malkin Life Insurance Trust-B, which is managing general partner of such entities.
(10) Voting and dispositive power held by Norman Perlmutter, as manager.
(11) Voting and dispositive power held by Robert Perlmutter, as general partner.
(12) Voting and dispositive power held by Stuart Isen and Simone Isen, as trustees.
(13) Voting and dispositive power held by Barbara L. Claeys, as trustee.
(14) Voting and dispositive power held by Jill Nolte, as trustee.
(15) Voting and dispositive power held by Mark Bartelstein, as trustee.
(16) Voting and dispositive power held by Mary K Ludgin and Mark P. Donovan, as trustees.
(17) Voting and dispositive power held by Maury R. Tognarelli, as trustee.
(18) Voting and dispositive power held by Norman Perlmutter, as trustee.
(19) Voting and dispositive power held by Robert Perlmutter, as trustee.
(20) Voting and dispositive power held by Miles Berger, as manager.
(21) Excludes beneficial ownership of shares specified in footnotes 11, 19, 23 and 27, so there is no duplication.
(22) Voting and dispositive power held by Roger E. Smith, as trustee.
(23) Voting and dispositive power held by Robert Perlmutter, as manager.
(24) Voting and dispositive power held by Todd Star and Anne Star, as trustees.
(25) Voting and dispositive power held by Stuart Katz, as trustee.
(26) Voting and dispositive power of TBM Investment Partners held by Jeffrey Annenberg, Wayne Pollack and Alan Yonack, as general partners. See also Morgan Stanley Smith Barney IRA Custodian FBO Jeffrey Annenberg for additional voting and dispositive power held by Jeffrey Annenberg.
(27) Voting and dispositive power held by Robert Perlmutter, as President, Secretary, Treasurer and sole Director of E. Street, Inc., the general partner of Third Street Properties, LP. All Units and Series B Preferred Stock are pledged, and all shares of common stock to be received upon exchange under the Continuing Offer are also pledged, to The PrivateBank and Trust Company.
(28) Voting and dispositive power held by Virgil Bonifazi, as trustee.

DESCRIPTION OF SECURITIES BEING OFFERED
Authorized Stock
The Restated Articles of Incorporation of Taubman Centers, Inc. as in effect on the date of this prospectus, or the “Articles,” authorize the issuance of up to 500 million shares of our capital stock, including 250 million shares of common stock and 250 million shares of preferred stock. As of December 26, 2012, the outstanding shares of our capital stock were as follows:

•	62,233,095 shares of common stock, $0.01 par value;

•	26,242,661 shares of Series B preferred stock, $0.001 par value; and

•	7,700,000 shares of Series J preferred stock, no par.
In addition, as of December 26, 2012, 4,939,678 shares of our common stock were subject to issuance in exchange for outstanding Units and, in the case of the selling shareholders, the Series B preferred stock, in each case pursuant to the Continuing Offer made to certain partners in the Operating Partnership. This amount excludes the 1,319,716 shares that, as of December 27, 2012, are subject to issuance under the Continuing Offer. Further, as of December 26, 2012, there were 1,577,233 shares of common stock underlying options, restricted stock units and performance share units outstanding that were granted to employees under our equity incentive plans, 79,877 shares of common stock underlying restricted stock units under the non-employee directors' deferred compensation plan, and 871,262 shares of common stock to be exchanged for unissued partnership units of the Operating Partnership in accordance with a unit option deferral election.
Upon the occurrence of a Change of Control (as defined in our Articles of Incorporation relating to the Series J preferred stock), each holder of Series J preferred stock will have the right (unless, prior to the change of control conversion date, we have provided or provide notice of our election to redeem the Series J preferred stock) to convert some or all of the Series J preferred stock held by such holder on the change of control conversion date into a number of shares of our common stock per share of Series J preferred stock.
The authorized shares of our common stock and preferred stock in excess of those presently outstanding or specifically reserved are available for issuance at such times and for such purposes as our board of directors may deem advisable without further action by our shareholders, except as may be required by applicable laws or regulations, including stock exchange rules. These purposes may include stock dividends, stock splits, retirement of indebtedness, employee benefit programs, corporate business combinations, acquisitions of property or other corporate purposes. The excess authorized shares are available for issuance subject to our Articles and as may be necessary to preserve our qualification as a REIT under applicable tax laws. Because the holders of our common stock do not have preemptive rights, the issuance of common stock, other than on a pro rata basis to all current shareholders, would reduce the current shareholders' proportionate interests. In any such event, however, share-holders wishing to maintain their interests may be able to do so through normal market purchases. Any future issuance of our common stock will be subject to the rights of holders of outstanding shares of our existing series of preferred stock and of any shares of preferred stock we may issue in the future.
Common Stock
Subject to any preferential rights granted to any existing or future series of preferred stock, all shares of common stock have equal right to dividends payable to common shareholders as declared by our board of directors and in net assets available for distribution to common shareholders on our liquidation, dissolution, or winding up. Each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of the shareholders. Holders of our common stock do not have cumulative voting rights in the election of directors. All issued and outstanding shares of our common stock are validly issued, fully paid and nonassessable. Holders of our common stock do not have preference, conversion, exchange or preemptive rights.
In addition to the holders of our common stock, the holders of our Series B Preferred Stock are entitled to one vote per share on all matters submitted to a vote of the shareholders. The holders of Series B Preferred Stock (voting as a separate class) are entitled to nominate up to four individuals for election to our board of directors. The number of individuals the holders of Series B Preferred Stock may nominate in any given year is reduced by the number of directors nominated by such holders in prior years whose terms are not expiring.
Currently, a majority of the outstanding shares of common stock and Series B Preferred Stock, or the “Voting Stock,” is required for a quorum. Any action regarding shareholder approval (other than the election of directors) will be approved, upon the affirmative vote of holders of two-thirds of the outstanding shares of Voting Stock. Directors are elected by a plurality of the votes cast.
Our common stock is listed on the NYSE under the ticker symbol “TCO.” The registrar and transfer agent for our common stock is Computershare Shareowner Services.
Preferred Stock
General. We are authorized to issue up to 250,000,000 shares of preferred stock, of which 26,242,661 shares and 7,700,000 shares have been designated and issued as Series B preferred stock and Series J preferred stock, respectively as of December 26, 2012. The Articles authorize our board of directors to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the preferences, rights (including voting and conversion rights), and other terms of such series. We believe that the ability of our board of directors to issue one or more series of preferred stock provides us with increased flexibility in meeting corporate needs.
Existing Series. The Series J preferred stock has no stated maturity, sinking fund, or mandatory redemption requirements and generally is not convertible into any other security of ours except upon certain changes of control. The Series J preferred stock will be redeemable by us at par, $25 per share, plus accrued dividends, generally beginning in August 2017. We own corresponding Series J preferred equity interests in the Operating Partnership that entitle us to income and distributions (in the form of guaranteed payments) in amounts equal to the dividends payable on the Series J preferred stock. The Series J preferred stock is generally non-voting. The Series J preferred stock is listed on the NYSE under the ticker symbol “TCO Pr J.”
See “- Common Stock” above for information regarding the voting rights of holders of the Series B preferred stock.

IMPORTANT PROVISIONS OF OUR GOVERNING DOCUMENTS AND MICHIGAN LAW

Limited Partnership Agreement

The limited partnership agreement of the Operating Partnership contains a consent requirement that limits the possibility that we will be acquired or undergo a change in control, even if some of our shareholders believe that a change would be in our and their best interests. Specifically, the partnership agreement provides that for so long as Mr. A. Alfred Taubman, his affiliates or any member of Mr. Taubman's immediate family own, individually or collectively, five percent or more of the percentage interests in the Operating Partnership, then without the prior written consent of a majority in interest of the percentage interests held by the partners other than us, the Operating Partnership may not:

•
sell, exchange, or otherwise dispose (including the encumbering) of all or substantially all of the Operating Partnership's assets, or any property described on Schedule B to the limited partnership agreement;

•
merge (including by way of a triangular merger), consolidate, or otherwise combine with another person or entity or convert (through a tax election or otherwise) into another form of entity for legal or tax purposes;

•
issue additional partnership interests to any person or entity (including a partner in the Operating Partnership other than to us pursuant to (x) the terms of the Parity Preferred Equity, if any, or the terms of the Preferred Equity) such that such person or entity together with any of such person's or entity's affiliates would own a percentage interest in the Operating Partnership in excess of five percent;

•	place the Operating Partnership into bankruptcy;

•	recapitalize the Operating Partnership; or

•	dissolve the Operating Partnership.
Michigan Law and Certain Articles and Bylaw Provisions
Various provisions of the Michigan Business Corporation Act, or “MBCA,” our Articles and our Restated Bylaws as in effect on the date of this prospectus, or the “Bylaws,” could have the effect of inhibiting a change in control or of discouraging, delaying or preventing a third party from accumulating a large block of our stock, engaging in a tender offer and making offers to acquire us, all of which could adversely affect our shareholders' ability to receive a premium for their shares in connection with such a transaction. Such provisions noted below are intended to encourage persons seeking to acquire control of us to negotiate first with our board of directors and to discourage certain types of coercive takeover practices and inadequate takeover bids. We believe that the benefits of these provisions outweigh the potential disadvantages of discouraging takeover proposals because, among other things, negotiation of takeover proposals might result in an improvement of their terms. The following paragraphs summarize applicable provisions of the MBCA, our Articles and our Bylaws; for a complete description, we refer you to the MBCA, as well as our Articles and our Bylaws which we have incorporated by reference as exhibits to the registration statement of which this prospectus is a part.
Ownership Limit
In addition to customary anti-takeover provisions, as detailed below, our Articles contain REIT-specific restrictions on the ownership and transfer of our capital stock which also serve similar anti-takeover purposes. See “Restrictions on Transfer and Ownership” below.
Supermajority Voting; Amendment of Articles of Incorporation and Bylaws
Our Articles generally require any action requiring shareholder approval, including the amendment of the Articles and Bylaws, to be approved upon the affirmative vote of holders of two-thirds of the outstanding shares of capital stock entitled to vote on such matter. Directors are elected by a plurality vote.
A majority of our board of directors may amend our Bylaws at any time, except as limited by statute and except for a bylaw that is adopted by the shareholders and that, by its terms, provides that it can be amended only by the shareholders. A majority of our board of directors may also issue series of preferred stock without shareholder approval; see “- Blank Check Preferred Stock” below.

Based on information contained in filings made with the SEC, as of December 26, 2012, A. Alfred Taubman and the members of his family have the power to vote approximately 29% of the outstanding shares of our common stock and our Series B preferred stock, considered together as a single class, and approximately 92% of our outstanding Series B preferred stock. These persons disclaim “group” status under section 13(d) of the Exchange Act. Our shares of common stock and our Series B preferred stock vote together as a single class on all matters generally submitted to a vote of our shareholders, and the holders of the Series B preferred stock have certain rights to nominate up to four individuals for election to our board of directors and other class voting rights. Mr. Taubman's sons, Robert S. Taubman and William S. Taubman, serve as our Chairman of the Board, President and Chief Executive Officer, and our Chief Operating Officer, respectively. These individuals occupy the same positions with The Taubman Company, our manager. As a result, Mr. A. Alfred Taubman and the members of his family may exercise significant influence with respect to the election of our board of directors, the outcome of any corporate transaction or other matter submitted to our shareholders for approval, including any merger, consolidation or sale of all or substantially all of our assets. In addition, because our Articles impose a limitation on the ownership of our outstanding capital stock by any person and such ownership limitation may not be changed without the affirmative vote of holders owning not less than two-thirds of the outstanding shares of capital stock entitled to vote on such matter, Mr. A. Alfred Taubman and the members of his family, as a practical matter, have the power to prevent a change in control of us.
Advance Notice Requirements
Our Bylaws set forth advance notice procedures with regard to the nomination of candidates for election as directors or the proposal of other business to be presented at meetings of shareholders. These procedures provide that notice of such shareholder proposals must be timely, reflect a proper matter for shareholder action and comply with various disclosure obligations. The advance notice requirements may have the effect of precluding the consideration of certain business at a meeting if the notice procedures are not properly followed.
Number of Directors; Classified Board Of Directors
Our Articles provide that the number of our directors will be fixed by our Bylaws. Our Bylaws currently provide for our board of directors to establish from time to time the size of our board of directors, however, the size cannot be reduced except upon the expiration of the term of one or more directors or the death, resignation or removal of a director. Currently our board of directors comprises nine directors serving three-year staggered terms.
Since our initial public offering in 1992, our Bylaws have provided that the board of directors be divided into three classes, with each class constituting approximately one-third of the total number of directors, and directors elected to three-year staggered terms. Subject to the right of holders of any series of preferred stock to elect directors, shareholders elect one class constituting approximately one-third of the board of directors for a three-year term at each annual meeting of shareholders. Staggering the terms of directors makes it more difficult for a potential acquirer to seize control of a target company through a proxy contest, even if the acquirer controls a majority of our stock, because only one-third of the directors stand for election in any one year.
Removal of Directors
Shareholders may remove directors, with or without cause, upon the affirmative vote of two-thirds of the outstanding shares of capital stock entitled to vote. This provision may restrict the ability of a third party to remove incumbent directors and simultaneously gain control of the board of directors by filling the vacancies created by removal with its own nominees.
Blank Check Preferred Stock
As noted above, our board of directors has the authority under our Articles to issue preferred stock with rights superior to the rights of the holders of common stock without shareholder approval. Our preferred stock could be deemed to have an anti-takeover effect in that, if a hostile takeover situation should arise, shares of preferred stock could be issued to purchasers sympathetic with our management or others in such a way as to render more difficult or to discourage a merger, tender offer, proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management.

The effects of the issuance of the preferred stock on the holders of our common stock could include:

•	reduction of the amount otherwise available for payments of dividends on common stock if dividends are payable on the series of preferred stock;

•	restrictions on dividends on our common stock if dividends on the series of preferred stock are in arrears;

•	dilution of the voting power of our common stock if the series of preferred stock has voting rights, including a possible “veto” power;

•	dilution of the equity interest of holders of our common stock if the series of preferred stock is convertible, and is converted, into our common stock; and

•
restrictions on the rights of holders of our common stock to share in our assets upon liquidation until satisfaction of any liquidation preference granted to the holders of the series of preferred stock.

Business Combination Act
Chapter 7A of the MBCA may affect an attempt to acquire control of us. In general, under Chapter 7A, “business combinations” (defined to include, among other transactions, certain mergers, dispositions of assets or shares and recapitalizations) between covered Michigan business corporations or their subsidiaries and an “interested shareholder” (defined as the direct or indirect beneficial owner of at least 10 percent of the voting power of a covered corporation's outstanding shares) can be consummated only if there is an advisory statement by the board of directors and the combination is approved by at least 90 percent of the votes of each class of the corporation's shares entitled to vote and by at least two-thirds of such voting shares not held by the interested shareholder or affiliates, unless five years have elapsed after the person involved became an “interested shareholder” and unless certain price and other conditions are satisfied. The board of directors has the power to elect to be subject to Chapter 7A as to specifically identified or unidentified interested shareholders.
RESTRICTIONS ON TRANSFER AND OWNERSHIP
Our board of directors believes it is essential for us to continue to qualify as a REIT. Our Articles contain restrictions on the ownership and transfer of our capital stock, which are intended to assist us in complying with the REIT ownership requirements. Specifically, for us to qualify as a REIT under the Internal Revenue Code of 1986, as amended, or the “Code,” not more than 50% in value of our outstanding stock may be owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year, and our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year.
Under the Articles, in general, no shareholder may own more than 8.23% (the “General Ownership Limit”) in value of the our “Capital Stock” (which term refers to the common stock, preferred stock and Excess Stock, as defined below). The Articles specifically permit two pension trusts to each own 9.9% in value of our Capital Stock and a third pension trust to own 13.74% in value of our Capital Stock (collectively, the “Existing Holder Limit”). In addition, the board of directors has the authority to allow a “look through entity” to own up to 9.9% in value of the Capital Stock (the “Look Through Entity Limit”), provided that after application of certain constructive ownership rules under the Code and rules defining beneficial ownership under the MBCA, no person would constructively or beneficially own more than the General Ownership Limit. A look through entity is an entity (other than a qualified trust under Section 401(a) of the Code, certain other tax-exempt entities described in the Articles, or an entity that owns 10% or more of the equity of any tenant from which we or TRG directly or indirectly receives or accrues rent from real property) whose beneficial owners, rather than the entity, would be treated as owning the capital stock owned by such entity. Changes in the ownership limits cannot be made by our board of directors and would require an amendment to our Articles. Amendments to the Articles require the affirmative vote of holders owning not less than two-thirds of the outstanding shares of capital stock entitled to vote on such matter.
The Articles provide that if the transfer of any shares of Capital Stock or a change in our capital structure would cause any person (the “Purported Transferee”) to own Capital Stock in excess of the General Ownership Limit, the Look Through Entity Limit, or the applicable Existing Holder Limit, then the transfer is to be treated as invalid from the outset, and the shares in excess of the applicable ownership limit automatically acquire the status of “Excess Stock.” A Purported Transferee of Excess Stock acquires no rights to shares of Excess Stock. Rather, all rights associated with the ownership of those shares (with the exception of the right to be reimbursed for the original purchase price of those shares) immediately vest in one or more charitable organizations designated from time to time by the board of directors (each, a “Designated Charity”). An agent designated from time to time by the board of directors (each, a “Designated Agent”) will act as attorney-in-fact for the Designated Charity to vote the shares of Excess Stock, take delivery of the certificates evidencing the shares that have become Excess Stock, and receive any distributions paid to the Purported Transferee with respect to those shares. The Designated Agent will sell the Excess Stock, and any increase in value of the Excess Stock between the date it became Excess Stock and the date of sale will inure to the benefit of the Designated Charity. A Purported Transferee must notify us of any transfer resulting in shares converting into Excess Stock, as well as such other information regarding such person's ownership of the capital stock as we request.
Under the Articles, only the Designated Agent has the right to vote shares of Excess Stock; however, the Articles also provide that votes cast with respect to certain irreversible corporate actions (e.g., a merger or sale of us) will not be invalidated if erroneously voted by the Purported Transferee. The Articles also provide that a director is deemed to be a director for all purposes, notwithstanding a Purported Transferee's unauthorized exercise of voting rights with respect to shares of Excess Stock in connection with such director's election.
The General Ownership Limit will not be automatically removed even if the REIT provisions are changed so as to no longer contain any ownership concentration limitation or if the concentration limitation is increased. Therefore, in addition to preserving our status as a REIT, the General Ownership Limit limits any person from acquiring control of us.
PLAN OF DISTRIBUTION
The selling shareholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed prices, at varying prices determined at the time of sale, at prevailing market prices at the time of sale or at negotiated prices.
The selling shareholders will be responsible for any commissions or discounts, and similar selling expenses, due to brokers or dealers. Brokers or dealers participating in any sale of common stock offered by the selling shareholders may act either as principals or agents, may use block trades to position and resell the shares and may be deemed “underwriters” under the Securities Act (and therefore any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act). The selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.
        The selling shareholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may, subject to the transfer restrictions, offer and sell the shares of common stock from time to time under this prospectus after we have filed a post-effective amendment to the registration statement, of which this prospectus forms a part, or a prospectus supplement under applicable provisions of the Securities Act supplementing or amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.
        The selling shareholders also may transfer or donate the shares of common stock in other circumstances, in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may, subject to the transfer restrictions, sell the shares of common stock from time to time under this prospectus after we have filed a post-effective amendment to the registration statement, of which this prospectus forms a part, or a prospectus supplement under applicable provisions of the Securities Act supplementing or amending the list of selling shareholders to include the pledgee, donee, transferee or other successors in interest as selling shareholders under this prospectus.
        We are required to pay certain fees and expenses incident to the registration of the shares of common stock. See "Use of Proceeds." We have also agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act, relating to the registration statement and prospectus and any supplements or amendments thereof.
If the selling shareholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.
        We have agreed with the selling shareholders to use our best efforts to keep the registration statement, of which this prospectus constitutes a part, effective until the sale of all shares registered in the registration statement, of which this prospectus is a part. There can be no assurance that any selling shareholder will sell any or all of the shares of common stock registered pursuant to the shelf registration statement.
        The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of our common stock and activities of the selling shareholders. These rules may limit the timing of purchases and sales of the shares by the selling shareholders.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
The following is a summary of the material U.S. federal income tax consequences and considerations relating to the acquisition, ownership and disposition of our common shares. For purposes of this discussion under the heading “Material U.S. Federal Income Tax Consequences,” the terms “the Company,” “our Company,” “we,” “our” and “us” refer solely to Taubman Centers, Inc., except where the context indicates otherwise.

As you review this discussion, you should keep in mind that:

•	the tax consequences to you may vary depending on your particular tax situation;

•
special rules that are not discussed below may apply to you if, for example, you are a tax-exempt organization, a broker-dealer, a non-U.S. person, a trust, an estate, a regulated investment company, a financial institution, an insurance company, or otherwise subject to special tax treatment under the Internal Revenue Code (the “Code”);

•
certain U.S. expatriates, including certain individuals who have lost U.S. citizenship and “long-term residents” (within the meaning of Section 877(e)(2) of the Code) who have ceased to be lawful permanent residents of the United States, are subject to special rules;

•
if a partnership, including for this purpose any entity treated as a partnership for U.S. federal income tax purposes, holds common shares issued by us, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership;

•	this summary does not address state, local or non-U.S. tax considerations;

•	this summary deals only with our shareholders who hold their shares as “capital assets,” within the meaning of Section 1221 of the Code; and

•	this discussion is not intended to be and should not be construed as tax advice.
YOU ARE URGED BOTH TO REVIEW THE FOLLOWING DISCUSSION AND TO CONSULT WITH YOUR OWN TAX ADVISOR TO DETERMINE THE EFFECT OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON SHARES ON YOUR INDIVIDUALTAX SITUATION, INCLUDING ANY STATE, LOCAL OR NON-U.S. TAX CONSEQUENCES. This discussion is based on current provisions of the Code, existing, temporary and proposed Treasury Regulations under the Code, the legislative history of the Code, existing administrative rulings and practices of the Internal Revenue Service (“IRS”), including its practices and policies as endorsed in private letter rulings, which are not binding on the IRS, and judicial decisions. Future legislation, regulations, administrative interpretations and court decisions could change current law or adversely affect existing interpretations of current law. Any change could apply retroactively. It is also possible that the IRS could challenge the statements in this discussion and that a court could agree with the IRS.
Taxation of Taubman Centers, Inc.
General
We have elected to be taxed as a REIT under Sections 856 through 860 of the Code. We believe we have been organized and have operated in a manner that allows us to qualify for taxation as a REIT under the Code. We intend to continue to operate in this manner. Nonetheless, our qualification and taxation as a REIT depend upon our ability to meet on a continuing basis (through actual operating results, distribution levels, diversity of stock ownership, composition of assets and sources of income) the various qualification tests imposed under the Code. Accordingly, there is no assurance that we have operated or will continue to operate in a manner so as to qualify or remain qualified as a REIT.
We have received an opinion from Honigman Miller Schwartz and Cohn LLP, our tax counsel, to the effect that we have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT under the Code, effective for each of our taxable years that ended on December 31, 2008 through December 31, 2011, and our past, current and proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT for our taxable year ending December 31, 2012 and thereafter. A copy of this opinion is filed as an exhibit to the registration statement of which this prospectus is a part. It must be emphasized that the opinion of Honigman Miller Schwartz and Cohn LLP is based on various assumptions relating to our organization and operation that we believe are correct, and is conditioned upon representations and covenants made by our management regarding our assets and the past, present, and future conduct of our business operations. While we intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by Honigman Miller Schwartz and Cohn LLP or by us that we will so qualify for any particular year. The opinion was expressed as of the date issued and will not cover subsequent periods. Honigman Miller Schwartz and Cohn LLP will have no obligation to advise us or the holders of our common shares of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS or any court, and no assurance can be given that the IRS will not challenge, or a court will not rule contrary to, the conclusions set forth in such opinions.
Our qualification and taxation as a REIT depend on our ability to meet on a continuing basis, through actual operating results, distribution levels, diversity of stock ownership, composition of assets and sources of income, various qualification requirements imposed on REITs by the Code, our compliance with which has been monitored by us but has not been, and will not be, reviewed by Honigman Miller Schwartz and Cohn LLP. In addition, our ability to qualify as a REIT depends in part on the operating results, organizational structure and entity classification for federal income tax purposes of certain of our affiliated entities, which may not have been reviewed by Honigman Miller Schwartz and Cohn LLP. Accordingly, no assurance can be given that the actual results of our operations for any taxable year satisfy or will satisfy such requirements for qualification and taxation as a REIT.
The sections of the Code that relate to the qualification and operation as a REIT are highly technical and complex. The following discussion sets forth the material aspects of the sections of the Code that govern the federal income tax treatment of a REIT and its shareholders. This summary is qualified in its entirety by the applicable Code provisions, relevant rules and regulations promulgated under the Code, and administrative and judicial interpretations of the Code.
If we qualify for taxation as a REIT, we generally will not be subject to federal corporate income taxes on our net income that is currently distributed to our shareholders. This treatment substantially eliminates the “double taxation” (once at the corporate level when earned and once again at the shareholder level when distributed) that generally applies to the net income of a corporation. Shareholders generally will be subject to taxation on dividends (other than capital gain dividends and “qualified dividend income”) at rates applicable to ordinary income instead of lower capital gain rates. Regular corporations (non-REIT “C” corporations) generally are subject to federal corporate income taxation on their income, and shareholders of regular corporations are subject to tax on any dividends that are received. Currently, shareholders of regular corporations who are taxed at individual rates generally are taxed on dividends they receive at capital gain rates which are lower for individuals than ordinary income rates, and shareholders of regular corporations who are taxed at regular corporate rates will receive the benefit of a dividends received deduction that substantially reduces the effective rate that they pay on such dividends. Income earned by a REIT and distributed currently to its shareholders will be subject to lower aggregate rates of federal income taxation than if such income were earned by a regular corporation subject to tax at regular corporate rates and taxed again on distribution.
While we generally will not be subject to corporate income taxes on income we distribute currently to shareholders, we will be subject to federal income tax as follows:

•	First, we will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains.

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Second, we may be subject to the “alternative minimum tax” on our items of tax preference, and, in computing “alternative minimum taxable income” subject to such tax, deductions for net operating losses carried from any other year(s) would be limited.

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Third, if we have (a) net income from the sale or other disposition of “foreclosure property” (defined generally as property we acquire through foreclosure or after a default on a loan secured by the property or a lease of the property) that is held primarily for sale to customers in the ordinary course of business or (b) other non-qualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on this income.

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Fourth, we will be subject to a 100% tax on any net income from “prohibited transactions” (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property).

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Fifth, if we should fail to satisfy the 75% gross income test or the 95% gross income test discussed below, due to reasonable cause and not due to willful neglect, and we nonetheless maintain our REIT qualification as a result of specified cure provisions, we will be subject to a 100% tax on an amount equal to (1) the greater of (a) the amount by which we fail the 75% gross income test and (b) the amount by which we fail the 95% gross income test, multiplied, in each case, by (2) a fraction intended to reflect our profitability.

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Sixth, if we should fail to satisfy the asset tests (other than a de minimis failure of the 5% and 10% asset tests) described below, due to reasonable cause and not due to willful neglect, and we nonetheless maintain our REIT qualification as a result of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate (currently 35%) multiplied by the net income generated by the nonqualifying assets that caused us to fail such test.

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Seventh, if we fail to satisfy any requirement of the Code for qualifying as a REIT, other than a failure to satisfy the gross income tests or asset tests, and the failure is due to reasonable cause and not due to willful neglect, we may retain our REIT qualification but we will be required to pay a penalty of $50,000 for each such failure.

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Eighth, if we fail to distribute during each calendar year at least the sum of (1) 85% of our REIT ordinary income for the year, (2) 95% of our REIT capital gain net income for the year, and (3) any undistributed taxable income from prior periods, then we will be subject to a 4% excise tax on the excess of such sum over the amounts actually distributed plus retained amounts on which income tax is paid at the corporate level.

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Ninth, if we acquire any asset from a corporation that is or has been a “C” corporation (i.e., generally a corporation subject to full corporate-level tax) in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of the “C” corporation, and we subsequently recognize gain on the disposition of the asset during the 10-year period beginning on the date that we acquired the asset, then we will be subject to tax, pursuant to guidelines issued by the IRS, at the highest regular corporate tax rate on this gain to the extent of the built-in gain (i.e., the excess of (a) the fair market value of the asset over (b) our adjusted basis in the asset, each determined as of the date we acquired the asset).

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Tenth, we will be subject to a 100% penalty tax on some payments we receive from (or on certain expenses deducted by) a taxable REIT subsidiary if arrangements among us, our tenants, and our taxable REIT subsidiaries are not comparable to similar arrangements among unrelated parties.

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Eleventh, we may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet certain record keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT's shareholders.

•	Twelfth, certain of our subsidiaries are corporations, and their earnings are subject to corporate income tax.

Requirements for Qualification as a REIT - General

The Code defines a REIT as a corporation, trust or association:

(1)that is managed by one or more trustees or directors;

(2)that issues transferable shares or transferable certificates to evidence its beneficial ownership;

(3)that would be taxable as a domestic “C” corporation but for Sections 856 through 860 of the Code;

(4)that is neither a financial institution nor an insurance company within the meaning of certain provisions of the Code;

(5)that is beneficially owned by 100 or more persons;

(6)not more than 50% in value of the outstanding stock of which during the last half of each taxable year is owned, actually or constructively, by five or fewer individuals, as defined in the Code to include the entities set forth in Section 542(a)(2) of the Code; and

(7)that meets certain other tests, described below, regarding the nature of its income and assets and the amount of its distributions.
The Code provides that conditions (1) through (4) must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. Conditions (5) and (6) do not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of condition (6), pension funds and some other tax-exempt entities are treated as individuals, subject to a

“look-through” exception in the case of pension funds.
We believe that we have satisfied each of these conditions. In addition, our articles of incorporation provide for restrictions regarding transfer of our shares of capital stock, and our Continuing Offer to certain partners of The Taubman Realty Group Limited Partnership (“TRG”) to exchange shares of our common stock for their units of partnership interest in TRG includes certain restrictions on who is entitled to exercise these rights. These restrictions are intended to assist us in continuing to satisfy the share ownership requirements described in (5) and (6) above. These restrictions, however, may not ensure that we will, in all cases, be able to satisfy the share ownership requirements described in (5) and (6) above. If we were to fail to satisfy these share ownership requirements, we would not meet the requirements for qualification as a REIT. If, however, we comply with the rules contained in applicable Treasury Regulations that require us to ascertain the actual ownership of our shares and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in condition (6) above, we will be treated as having met this requirement.
In addition, a corporation may not elect to become a REIT unless its taxable year is the calendar year. We have and intend to continue to have a calendar taxable year.
In the case of a REIT that is a partner in a partnership or a member of a limited liability company that is classified as a partnership for federal income tax purposes, IRS regulations provide that the REIT will be deemed to own its proportionate share (based on its capital interest in the partnership or limited liability company) of the assets of the partnership or limited liability company (as the case may be), and the REIT will be entitled to the income of the partnership or limited liability company (as the case may be) attributable to such share. The character of the assets and gross income of the partnership or limited liability company (as the case may be) retains the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests described below. Accordingly, our proportionate share of the assets, liabilities and items of income of TRG, including TRG's proportionate share of the assets, liabilities, and items of income of The Taubman Company LLC (the “Manager”) and the shopping center joint ventures (provided that the joint ventures are not taxable as corporations for federal income tax purposes) is treated as our assets, liabilities and items of income for purposes of applying the requirements described herein (including the income and asset tests described below). Commencing with our taxable year beginning January 1, 2005, one exception to the rule described above is that for purposes of determining whether a REIT owns more than 10% of the total value of the securities of any issuer, a REIT's proportionate share of the securities held by a partnership is not based solely on the REIT's capital interest in the partnership but may also include the REIT's interest (as a creditor) in certain debt securities of the partnership held by the REIT (excluding certain debt securities that are not otherwise taken into account in applying the 10% of total value test described below). See “- Asset Tests,” below.
Income Tests
We must satisfy two gross income requirements annually to maintain our qualification as a REIT. First, each taxable year we must derive directly or indirectly at least 75% of our gross income (excluding gross income from prohibited transactions) from investments relating to real property or mortgages on real property (including “rents from real property” and mortgage interest) or from certain types of temporary investments. Second, each taxable year we must derive at least 95% of our gross income (excluding gross income from prohibited transactions) from these real property investments, dividends, interest and gain from the sale or disposition of stock or securities (or from any combination of the foregoing). The term “interest” generally does not include any amount received or accrued (directly or indirectly) if the determination of the amount depends in whole or in part on the income or profits of any person. Nevertheless, an amount received or accrued generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage or percentages of receipts or sales.

From time to time, we enter into transactions, such as interest rate swaps, that hedge our risk with respect to one or more of our assets or liabilities. Any income we derive from “hedging transactions” entered into prior to July 31, 2008, will be nonqualifying income for purposes of the 75% gross income test. Income from “hedging transactions” that are clearly identified in the manner specified by the Code will not constitute gross income, and will not be counted, for purposes of the 75% gross income test if entered into by us on or after July 31, 2008, and will not constitute gross income, and will not be counted, for purposes of the 95% gross income test if entered into by us on or after January 1, 2005. The term “hedging transaction,” as used above, generally means any transaction into which we enter in the normal course of our business primarily to manage risk of interest rate changes or fluctuations with respect to borrowings made or to be made by us in order to acquire or carry real estate assets. We have structured our hedging activities, and intend to structure our hedging activities, in a manner that does not jeopardize our status as a REIT.

Rents we receive will qualify as “rents from real property” in satisfying the gross income requirements for a REIT described above only if the following conditions are met:

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First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “rents from real property” solely by reason of being based on a fixed percentage or percentages of receipts or sales;

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Second, amounts received from a tenant generally will not qualify as rents from real property in satisfying the gross income tests if the REIT directly, indirectly, or constructively owns (1) in the case of a tenant that is a corporation, 10% or more of the total combined voting power of all classes of stock entitled to vote or 10% or more of the total value of shares of all classes of stock of such tenant, or (2) in the case of a tenant that is not a corporation, an interest of 10% or more in the assets or net profits of such tenant (a “related-party tenant”). Rents that we receive from a related-party tenant that is also a taxable REIT subsidiary of ours, however, will not be excluded from the definition of “rents from real property” if at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the taxable REIT subsidiary are substantially comparable to rents paid by our other tenants for comparable space. Whether rents paid by our taxable REIT subsidiaries are substantially comparable to rents paid by our other tenants is determined at the time the lease with the taxable REIT subsidiary is entered into, extended, or modified, if such modification increases the rents due under such lease. Notwithstanding the foregoing, however, if a lease with a “controlled” taxable REIT subsidiary is modified and the modification results in an increase in the rents payable by the taxable REIT subsidiary, any such increase will not qualify as rents from real property. For purposes of this rule, a “controlled” taxable REIT subsidiary is a taxable REIT subsidiary in which we own stock possessing more than 50% of the voting power or more than 50% of the total value;

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Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to personal property will not qualify as “rents from real property;” and

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Fourth, for rents to qualify as “rents from real property,” the REIT generally must not operate or manage the property or furnish or render services to the tenants of the property (subject to a 1% de minimis exception), other than through either an independent contractor from whom the REIT derives no revenue or a taxable REIT subsidiary. The REIT may, however, directly perform certain services that are “usually or customarily rendered” in connection with the rental of space for occupancy only or are not considered primarily “for the convenience of the occupant” of the property.

Substantially all of our income is derived from our partnership interest in TRG. Currently, TRG's real estate investments give rise to income that enables us to satisfy all of the income tests described above. TRG's income is largely derived from its interests in the shopping centers. This income generally qualifies as “rents from real property” for purposes of the 75% and the 95% gross income tests. TRG also derives income from its membership interest in the Manager and, to the extent dividends are paid by our taxable REIT subsidiaries, from TRG's interest in them.
We believe that neither TRG nor any of the entities that own our shopping centers generally charge rent that is based in whole or in part on the income or profits of any person (except by reason of being based on a fixed percentage or percentages of receipts or sales, as described above). We believe that neither TRG nor any of the entities that own our shopping centers derives rent from a lease attributable to personal property leased in connection with real property that exceeds 15% of the total rents under that lease. In addition, although TRG or the entities that own our shopping centers may advance money from time to time to tenants for the purpose of financing tenant improvements, they do not intend to charge interest that will depend in whole or in part on the income or profits of any person.
We do not believe that we derive rent from property rented to a related-party tenant; however, the determi-nation of whether we own 10% or more of any tenant is made after the application of complex attribution rules under which we will be treated as owning interests in tenants that are owned by shareholders who own more than 10% of the value of our stock. In determining whether any shareholder will own more than 10% of the value of our stock, each individual or entity will be treated as owning common shares and preferred shares held by certain related individuals and entities. Accordingly, we cannot be absolutely certain whether all related-party tenants have been or will be identified. Although rent derived from a related-party tenant will not qualify as rents from real property and, therefore, will not be qualifying income under the 75% or 95% gross income tests, we believe that the aggregate amount of any such rental income (and any other non-qualifying income) in any taxable year will not cause us to exceed the limits on non-qualifying income under such gross income tests.
Neither TRG nor any of the entities that own our shopping centers intends to lease any property to a taxable REIT subsidiary unless it determines that at least 90% of the space at the property to which the rents relate is leased to third parties and the rents paid by the taxable REIT subsidiary are substantially comparable to rents paid by our other tenants for comparable space.

TRG has entered into an agreement with the Manager pursuant to which the Manager provides services that TRG requires in connection with the operation of TRG's shopping centers. As a result of TRG's ownership interests in the Manager and Taub-Co Management IV, Inc., one of our taxable REIT subsidiaries, the Manager does not qualify as an independent contractor from which we derive no income. We believe, however, that no amounts of rent should be excluded from the definition of rents from real property solely by reason of the failure to use an independent contractor since the Manager performs only services that are usual and customary or are not primarily for the convenience of the tenant and an independent contractor will perform any other services that are required to be performed by an independent contractor for rental income from a tenant of our shopping centers to qualify as “rents from real property.”
The Manager receives fees in exchange for the performance of certain management and administrative services, including fees to be received pursuant to agreements with us and TRG. A portion of those fees will accrue to us because TRG owns a membership interest in the Manager. Our indirect interest in the management fees generated by the Manager generally results in non-qualifying income under the 75% and 95% gross income tests (at least to the extent attributable to properties in which TRG has no interest or to a joint venture partner's interest in a property). In any event, we believe that the aggregate amount of such fees and any other non-qualifying income attributable to our indirect interest in the Manager in any taxable year has not exceeded and will not exceed the limits on non-qualifying income under the 75% and 95% gross income tests.
If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for the year if we are entitled to relief under specific provisions of the Code. Commencing with our taxable year beginning January 1, 2005, we may avail ourselves of the relief provisions if: (1) following our identification of the failure to meet the 75% or 95% gross income test for any taxable year, we file a schedule with the IRS setting forth each item of our gross income for purposes of the 75% or 95% gross income test for such taxable year in accordance with Treasury Regulations to be issued; and (2) our failure to meet the test was due to reasonable cause and not due to willful neglect.
It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because non-qualifying income that we intentionally incur exceeds the limits on non-qualifying income, the IRS could conclude that our failure to satisfy the tests was not due to reasonable cause. If these relief provisions do not apply to a particular set of circumstances, we will not qualify as a REIT. As discussed above in “Taxation of Taubman Centers, Inc. - General,” even if these relief provisions were to apply, and we were to retain our status as a REIT, a tax would be imposed with respect to the excess non-qualifying gross income. We may not always be able to maintain compliance with the gross income tests for REIT qualification despite our periodic monitoring of our income.
Prohibited Transaction Income
Any gain realized by us on the sale of any property (other than foreclosure property) held as inventory or primarily for sale to customers in the ordinary course of business (including our share of any such gain realized by TRG) will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction. TRG owns interests in real property that is situated on the periphery of certain of its shopping centers. TRG intends to hold its properties for investment with a view to long-term appreciation and to engage in the business of acquiring, developing and owning properties. However, TRG does intend to make occasional sales of its properties as are consistent with its investment objectives, and the IRS may contend that one or more of these sales is subject to the 100% penalty tax. In the event TRG determines a sale of property will generate prohibited transaction income, TRG will generally transfer such property to a taxable REIT subsidiary, and gain from such sale will be subject to the corporate income tax, as discussed below under “The Taxable REIT Subsidiary.”
Foreclosure Property
Foreclosure property is real property and any personal property incident to such real property (1) that is acquired by a REIT as the result of the REIT's having bid in the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of the property or on a mortgage loan held by the REIT and secured by the property, (2) the loan or lease related to which was acquired by the REIT at a time when default was not imminent or anticipated, and (3) that such REIT makes a proper election to treat as foreclosure property. REITs are subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% excise tax on gains from prohibited transactions described above, even if the property would otherwise constitute dealer property (i.e., property held primarily for sale to customers in the ordinary course of business) in the hands of the selling REIT.

Redetermined Rents, Redetermined Deductions, and Excess Interest

Any redetermined rents, redetermined deductions, or excess interest we generate will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of services furnished by a taxable REIT subsidiary to any of our tenants, and redetermined deductions and excess interest represent amounts that are deducted by a taxable REIT subsidiary for amounts paid to us that are in excess of the amounts that would have been charged based on arm's-length negotiations. Under “safe harbor” provisions of the Code, rents we receive from tenants of a property will not constitute redetermined rents (by reason of the performance of services by any taxable REIT subsidiary to such tenants) if:

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So much of such amounts as constitutes impermissible tenant service income (i.e., income from services performed for tenants that are not usual and customary or are primarily for the convenience of the tenant) does not exceed 1% of all amounts received or accrued during the year with respect to the property;

•	The taxable REIT subsidiary renders a significant amount of similar services to unrelated parties and the charges for such services are substantially comparable;

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Rents paid by tenants leasing at least 25% of the net leasable space in the property who are not receiving services from the taxable REIT subsidiary are substantially comparable to the rents paid by tenants leasing comparable space who are receiving such services from the taxable REIT subsidiary and the charge for the services is separately stated; or

•	The taxable REIT subsidiary's gross income from the service is not less than 150% of the subsidiary's direct cost in furnishing the service.

Asset Tests

At the close of each quarter of our taxable year, we also must satisfy four tests relating to the nature and diversification of our assets.

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First, at least 75% of the value of our total assets (including our allocable share of the assets held by TRG and the subsidiaries of TRG that are treated as partnerships for federal income tax purposes) must consist of (i) real estate assets, including shares of other REITs, (ii) stock or debt instruments held for not more than one year and purchased with the proceeds of an offering by us of our stock or long-term (i.e., with a maturity of at least five years) debt, (iii) cash, (iv) cash items (including receivables), and (v) certain government securities.

•	Second, not more than 25% of the value of our total assets may consist of securities, other than those securities includable in the 75% asset test.

•	Third, not more than 25% of the value of our total assets may consist of securities of one or more taxable REIT subsidiaries.

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Fourth, except with respect to securities of a taxable REIT subsidiary or securities includable in the 75% asset test, the value of any one issuer's securities may not exceed 5% of the value of our total assets and we may not own more than 10% of any one issuer's outstanding voting securities nor more than 10% of the total value of any one issuer's outstanding securities, unless with respect to the 10% of total value limitation, the securities are among a limited list of excepted securities, including but not limited to “straight debt.”

Securities issued by a corporation or partnership that would otherwise qualify as “straight debt” will not so qualify if we own (alone or with any taxable REIT subsidiary in which we own a greater than 50% interest, as measured by vote or value) other securities of such issuer that represent more than 1% of the total value of all securities of such issuer.
Debt instruments issued by a partnership that do not qualify as “straight debt” or for another safe harbor are (1) not taken into account as securities for purposes of the 10% value test to the extent of our interest as a partner in that partnership and (2) completely excluded from the 10% value test if at least 75% of the partnership's gross income (excluding income from “prohibited transactions”) consists of income qualifying under the 75% gross income test. In addition, the 10% value test does not take into account as securities (1) any loan made to an individual or an estate, (2) certain rental agreements in which one or more payments are to be made in subsequent years (other than agreements between us and certain persons related to us), (3) any obligation to pay rents from real property, (4) securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments on obligations issued by) a non-governmental entity and (5) any security issued by another REIT.
Commencing with our taxable year which began January 1, 2005, we are deemed to own, for purposes of the 10% of total value limitation, the securities held by a partnership based on our proportionate interest in any securities issued by the partnership (excluding “straight debt” and the securities described in the second sentence of the preceding paragraph). Thus, our proportionate share is not based solely on our capital interest in the partnership but may also include our interest in certain debt securities issued by the partnership.
We are deemed to own a proportionate share of all of the assets owned by TRG and by the non-corporate entities which own our shopping centers and in which TRG is (directly or through other non-corporate entities) a partner or member. We believe that more than 75% of the value of these assets qualify as “real estate assets.” An election has been made or will be made to treat each of TRG's direct or indirect corporate subsidiaries as a taxable REIT subsidiary. Further, we believe that the value of our proportionate share of TRG's interest in securities of taxable REIT subsidiaries does not exceed, and we expect that it will not exceed, the maximum permissible percentage of the value of our assets.
Through December 28, 2010, we held an indirect stock interest in T-I REIT, Inc., which had elected to be taxed as a REIT for federal income tax purposes. T-I REIT, Inc. was liquidated on December 28, 2010, and, after the redemption of its preferred shares in exchange for a cash payment, its assets and liabilities were distributed to its sole common shareholder, a limited liability company wholly owned by TRG. As a REIT, T-I REIT, Inc. was subject to the various REIT qualification requirements. We believe that T-I REIT, Inc. was organized and operated in a manner to qualify for taxation as a REIT for federal income tax purposes. If T-I REIT, Inc. had failed to qualify as a REIT, our interest in T-I REIT, Inc. would have ceased to be a qualifying real estate asset for purposes of the 75% asset test and would have become subject to the 5% asset test, the 10% voting stock limitation and the 10% value limitation generally applicable to our ownership of corporations (other than REITs, qualified REIT subsidiaries and taxable REIT subsidiaries). If T-I REIT, Inc. were to have failed to qualify as a REIT, we would not have met the 10% voting stock limitation and the 10% value limitation with respect to our interest in T-REIT, Inc., and we would have failed to have qualified as a REIT. Accordingly, unless entitled to relief under specific statutory provisions, we would have been disqualified from taxation as a REIT for the four taxable years following the year of termination of our REIT status.
After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in the relative values of our assets. If failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, we can cure this failure by disposing of sufficient non-qualifying assets within 30 days after the close of that quarter. An acquisition of securities could result from our increasing our interest in TRG through the exercise by limited partners of their rights to exchange units of partnership interest in TRG for our shares pursuant to the Continuing Offer or through our contribution of additional capital to TRG from the proceeds of an offering of our shares of stock.
Commencing with our taxable year which began January 1, 2005, we will not lose our status as a REIT for failure to satisfy the 5% asset test or the 10% asset test if the failure is due to the ownership of assets the total value of which does not exceed the lesser of 1% of the total value of our assets at the end of the quarter or $10 million, provided that we either dispose of the non-qualifying assets within six months after the last day of the quarter in which we identify the failure or otherwise meet the requirements of the 5% asset test or the 10% asset test by the end of such quarter (the “De Minimis Exception”). Commencing with our taxable year which began January 1, 2005, if we fail to meet any of the asset tests described above, and the failure exceeds the De Minimis Exception, we will still be deemed to satisfy the asset tests if, following our identification of the failure, we file a schedule with a description of each asset that caused the failure, the failure was due to reasonable cause and not willful neglect, we dispose of the non-qualifying assets within six months after the last day of the quarter in which we identified them, and we pay an excise tax equal to the greater of $50,000 or an amount determined by multiplying the highest rate of income tax applicable to corporations by the net income generated by the non-qualifying assets for the period beginning on the first day of the failure to meet the asset tests and ending on the day we dispose of the non-qualifying assets or the end of the first quarter in which there is no longer a failure to satisfy the asset tests. We believe we have maintained, and intend to continue to maintain, adequate records of the value of our assets to enable us to comply with the asset tests and to take such other actions within six months after the close of any quarter as may be required to cure any noncompliance. If we were to fail to cure noncompliance with the asset tests within this time period, we would cease to qualify as a REIT. See “- Failure to Qualify,” below.
We believe that our holdings of securities and other assets have complied and will continue to comply with the foregoing REIT asset tests, and we intend to monitor compliance on an ongoing basis. No independent appraisals have been obtained, however, to support our conclusions as to the value of our total assets, or the value of any particular security or securities. Moreover, values of some assets may not be susceptible to a precise determination, and values are subject to change in the future. Accordingly, there can be no assurance that the IRS will not contend that we fail to meet the REIT asset requirements by reason of our interests in our subsidiaries or in the securities of other issuers or for some other reason.
The Taxable REIT Subsidiary
The Code provides that a REIT may own more than 10% of the voting power and value of securities in a taxable REIT subsidiary. A taxable REIT subsidiary is a corporation, other than a REIT, (a) in which the REIT directly or indirectly owns stock, and (b) as to which an election has been jointly made to treat the corporation as a taxable REIT subsidiary. In addition, any corporation (other than a REIT) is a taxable REIT subsidiary if a taxable REIT subsidiary of a REIT owns directly or indirectly (i) securities having more than 35% of the total voting power of the outstanding securities of the corporation, or (ii) securities with a value of more than 35% of the total value of the outstanding securities of the corporation. As discussed under “Asset Tests” above, not more than 25% of the fair market value of a REIT's assets can consist of securities of taxable REIT subsidiaries, and stock of a taxable REIT subsidiary is not a qualified asset for purposes of the 75% asset test.

Although the activities and income of a taxable REIT subsidiary are subject to the corporate income tax, a taxable REIT subsidiary is permitted to engage in activities and render services the income from which, if earned directly by the REIT, might disqualify the REIT. Additionally, under certain limited conditions described above, a REIT may receive rental income from a taxable REIT subsidiary that will be treated as qualifying income for purposes of the income tests.
The amount of interest on related-party debt a taxable REIT subsidiary may deduct is limited. Further, a 100% excise tax applies to any interest payments by a taxable REIT subsidiary to its affiliated REIT to the extent the interest rate is set above a commercially reasonable level. A taxable REIT subsidiary is generally permitted to deduct interest payments to unrelated parties without any restrictions other than those that would apply irrespective of our REIT status.
Any amount by which a REIT overstates its income or understates its deductions, or understates the income or overstates the deductions of its taxable REIT subsidiary, by reason of transactions between them will (unless certain exceptions apply) be subject to a nondeductible 100% federal excise tax. Moreover, if an exception from the 100% excise tax applies, the IRS is permitted to reallocate costs between a REIT and its taxable REIT subsidiary if the REIT's charges to its taxable REIT subsidiary are not at arm's length. In that case, any taxable income allocated to, or deductible expenses allocated away from, a taxable REIT subsidiary would increase its tax liability, and the amount of such increase would be subject to an interest charge.
Annual Distribution Requirement
To maintain our qualification as a REIT, we are required to distribute dividends (other than capital gain dividends) to our shareholders in an amount at least equal to (i) 90% of our “REIT taxable income” (computed without regard to the dividends paid deduction and our net capital gain), (ii) plus 90% of our net income (after tax), if any, from foreclosure property, (iii) minus the excess of the sum of particular items of our non-cash income (i.e., income attributable to leveled stepped rents, original issue discount on debt, or a like-kind exchange that is later determined to be taxable) over 5% of our “REIT taxable income” as described and computed above.
We must pay these distributions in the taxable year to which they relate, or in the following taxable year if they are declared during the last three months of the taxable year, payable to shareholders of record on a specified date during such period and paid during January of the following year. Such distributions in January are treated as paid by us and received by our shareholders on December 31 of the year in which they are declared. In addition, at our election, a distribution for a taxable year may be declared in the following taxable year if declared before we timely file our tax return for such year and if paid on or before the first regular dividend payment after such declaration. These distributions are taxable to holders of our capital stock (to the extent that such holders are not otherwise exempt from tax on our dividends by reason of being tax-exempt entities) in the year in which paid. This is so even though these distributions relate to the prior year for purposes of our 90% distribution requirement. To be counted in meeting the 90% distribution requirement, the amount distributed must not be preferential; that is, every share-holder of the class of stock with respect to which a distribution is made must be treated the same as every other shareholder of that class, and no class of stock may be treated otherwise than in accordance with its dividend rights as a class. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our “REIT taxable income” (computed without regard to the dividends paid deduction and with certain adjustments), we will be subject to tax on such income at corporate tax rates.
Our REIT taxable income consists substantially of our distributive share of the income of TRG. Our REIT taxable income has historically been less than the cash flow we have received from TRG as a result of the allowance of depreciation and other non-cash deductions in computing REIT taxable income. Accordingly, we have had, and anticipate that we will generally have, sufficient cash or liquid assets to enable us to satisfy the 90% distribution requirement.
It is possible that from time to time we may not have sufficient cash or other liquid assets to meet this distribution requirement due to timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of income and deduction of expenses in arriving at our taxable income. If these timing differences occur, then in order to meet the distribution requirement, we may need to arrange for short-term, or possibly long-term, borrowings or we may need to pay dividends in the form of taxable stock dividends.

We may be able to rectify a failure to meet the distribution requirement for a year by paying “deficiency dividends” to shareholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends and being disqualified as a REIT. Nonetheless, we will be required to pay interest based on the amount of any deduction taken for deficiency dividends.
Furthermore, if we should fail to distribute during any calendar year (or in the case of distributions with declaration dates falling in the last three months of the calendar year, by the end of January immediately following such year) at least the sum of 85% of our “REIT ordinary income” (i.e., “REIT taxable income” excluding capital gain and without regard to the dividends paid deduction) for such year, 95% of our REIT capital gain income for the year and any undistributed taxable income from prior periods, then we would be subject to a 4% excise tax on the excess of such sum over the amounts actually distributed plus retained amounts on which income tax was paid at the corporate level.
Failure to Qualify
Commencing with our taxable year which began January 1, 2005, specified cure provisions are available to us in the event that we violate a provision of the Code that would otherwise result in our failure to qualify as a REIT. Except with respect to violations of the REIT income tests and asset tests (for which the cure provisions are described above), and provided the violation is due to reasonable cause and not due to willful neglect, these cure provisions impose a $50,000 penalty for each violation in lieu of a loss of REIT status. If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Distributions to shareholders in any year in which we fail to qualify will not be deductible by us, and we will not be required to distribute any amounts to our shareholders. As a result, our failure to qualify as a REIT would reduce the cash available for distribution by us to our shareholders. In addition, if we fail to qualify as a REIT, all distributions to shareholders will generally be taxable in the same manner as “C” corporation distributions, and subject to limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which we lost our qualification. It is not possible to state whether in all circumstances we would be entitled to this statutory relief.

Taxation of Taxable U.S. Shareholders

As used below, the term “U.S. shareholder” means a holder of our common shares who (for United States federal income tax purposes) is:

•	a citizen or resident of the United States;

•
a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of any state thereof or in the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•
a trust if (1) a United States court is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

Distributions Generally
As long as we qualify as a REIT, distributions out of our current or accumulated earnings and profits, other than “qualified dividend income” or dividends designated as capital gain dividends, will constitute dividends taxable to our taxable U.S. shareholders as ordinary income. These distributions will not be eligible for the dividends-received deduction in the case of U.S. shareholders that are corporations.

For purposes of determining whether distributions to holders of shares are made out of current or accumulated earnings and profits, our earnings and profits will be allocated first to the outstanding preferred shares and then to the common shares. In addition, the IRS has taken the position in published guidance that if a REIT has two classes of shares, the amount of any particular type of income (including net capital gain) allocated to each class in any year cannot exceed such class's proportionate share of such income based on the total dividends paid to each class for such year. Consequently, if both common shares and preferred shares are outstanding, particular types of income will be allocated in accordance with the classes' proportionate shares of such income. Thus, net capital gain will be allocated between holders of common shares and holders of preferred shares, if any, in proportion to the total dividends paid to each class during the taxable year, or otherwise as required by applicable law.
We may make distributions to shareholders paid in common or preferred shares that are intended to be treated as dividends for federal income tax purposes. In that event, our shareholders would generally have taxable income with respect to such distributions of our common or preferred shares and may have tax liability by reason of such distributions in excess of the cash (if any) that is received by them.
To the extent that we make distributions, other than capital gain dividends discussed below, in excess of our current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to each U.S. shareholder. This treatment will reduce the adjusted basis that each U.S. shareholder has in his shares for tax purposes by the amount of the distribution (but not below zero). Distributions in excess of a U.S. shareholder's adjusted basis in his shares will be taxable as capital gain (provided that the shares have been held as a capital asset) and will be taxable as long-term capital gain if the shares have been held for more than one year. Dividends we declare in October, November, or December of any year and payable to a shareholder of record on a specified date in any of these months will be treated as both paid by us and received by the shareholder on December 31 of that year, provided we actually pay the dividend on or before January 31 of the following calendar year.
Shareholders may not include in their own income tax returns any of our net operating losses or capital losses.

Capital Gain Distributions
Distributions that we properly designate as capital gain dividends will be taxable to taxable U.S. shareholders as gains (to the extent that they do not exceed our actual net capital gain for the taxable year) from the sale or disposition of a capital asset. U.S. shareholders that are corporations may, however, be required to treat up to 20% of some capital gain dividends as ordinary income.

Retention of Net Long-Term Capital Gains

We may elect to retain, rather than distribute as a capital gain dividend, our net long-term capital gains. If we make this election, we would pay tax on our retained net long-term capital gains. In addition, to the extent we designate, a U.S. shareholder generally would:

•
include its proportionate share of our undistributed long-term capital gains in computing its long-term capital gains in its return for its taxable year in which the last day of our taxable year falls (subject to certain limitations as to the amount that is includable);

•	be deemed to have paid the capital gains tax imposed on us on the designated amounts included in the U.S. shareholder's long-term capital gains;

•	receive a credit or refund for the amount of tax deemed paid by it;

•	increase the adjusted basis of its common shares by the difference between the amount of includable gains and the tax deemed to have been paid by it; and

•
in the case of a U.S. shareholder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury Regulations to be prescribed by the IRS.

Capital Gain Classification
We will classify portions of any designated capital gain dividend or undistributed capital gain as either:
(1) a 15% rate gain distribution, which would be taxable to non-corporate U.S. shareholders at a maximum rate of

15%; or

(2) an “unrecaptured Section 1250 gain” distribution, which would be taxable to non-corporate U.S. shareholders at a maximum rate of 25%.
We must determine the maximum amounts that we may designate as 15% and 25% rate capital gain dividends by performing the computation required by the Code as if the REIT were an individual whose ordinary income were subject to a marginal tax rate of at least 28%.
Recipients of capital gain dividends from us that are taxed at corporate income tax rates will be taxed at the normal corporate income tax rates on those dividends.
For a discussion regarding the scheduled increase in the tax rate on long-term capital gains, see “- Federal Income Tax Rates,” below.

Qualified Dividend Income

We may elect to designate a portion of our distributions paid to non-corporate U.S. shareholders as “qualified dividend income.” A portion of a distribution that is properly designated as qualified dividend income is taxable to non-corporate U.S. shareholders at a maximum 15% tax rate through 2012, provided generally that the shareholder has held the shares with respect to which the distribution is made for more than 60 days during the 121-day period beginning 60 days before the date on which such shares become ex-dividend with respect to the relevant distribution and the shareholder meets certain other holding period requirements. The maximum amount of our distributions eligible to be designated as qualified dividend income for a taxable year is generally equal to the sum of:

(1)the qualified dividend income received by us during such taxable year from domestic (and certain foreign) non-REIT “C” corporations (including our corporate subsidiaries);

(2)the excess of any “undistributed” REIT taxable income recognized during the immediately preceding year over the federal income tax paid by us with respect to such undistributed REIT taxable income; and

(3)any income recognized during the immediately preceding year attributable to the sale of a built-in-gain asset that was acquired by us in a carry-over basis transaction from a non-REIT “C” corporation or held by us on the first day of a taxable year for which we first requalify as a REIT after being subject to tax as a “C” corporation for more than two years (less the amount of corporate tax on such income).
Generally, dividends that we receive will be treated as qualified dividend income for purposes of (1) above if the dividends are received from a domestic corporation (other than a REIT or a regulated investment company) or a “qualifying foreign corporation” and specified holding period requirements and other requirements are met. A foreign corporation (other than a “passive foreign investment company”) will be a qualifying foreign corporation if it is incorporated in a possession of the United States, the corporation is eligible for benefits of an income tax treaty with the United States that the Secretary of Treasury determines is satisfactory, or the stock of the foreign corporation with respect to which the dividend is paid is readily tradable on an established securities market in the United States. We generally expect that an insignificant portion, if any, of our distributions will consist of qualified dividend income.
For a discussion regarding the scheduled increase in the tax rate on qualified dividend income, see “- Federal Income Tax Rates,” below.
Dispositions of Common Shares
If a U.S. shareholder sells or disposes of its common shares, the U.S. shareholder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property it receives on the sale or other disposition and its adjusted basis in the shares for tax purposes. This gain or loss will be capital if the U.S. shareholder has held the shares as a capital asset and will be long-term capital gain or loss if the U.S. shareholder has held the shares for more than one year. In general, if a U.S. shareholder recognizes a loss upon the sale or other disposition of shares that it has held for six months or less (after applying holding period rules set forth in the Code), the loss the U.S. shareholder recognizes will be treated as a long-term capital loss, to the extent it received distributions from us which were required to be treated as long-term capital gains or to the extent the U.S. shareholder was required to recognize long-term capital gain in respect of our retained net long-term capital gain, as described above.

Federal Income Tax Rates

The maximum individual tax rate for long-term capital gains is generally 15% for sales occurring through December 31, 2012, and the maximum individual tax rate for ordinary income is 35% for tax years through 2012. Dividends from non-REIT C corporations will generally be taxed at capital gain rates, as opposed to ordinary income rates, for tax years through 2012.

Because we are not generally subject to federal income tax on the portion of our REIT taxable income or capital gains distributed to our shareholders, our dividends will generally not be eligible for the current 15% tax rate on dividends. As a result, our ordinary REIT dividends will be taxed at the higher tax rates applicable to ordinary income. However, the 15% tax rate for long-term capital gains and dividends will generally apply (through 2012) to:

•	a U.S. shareholder's long-term capital gains, if any, recognized on the disposition of our shares;

•
our distributions designated as long-term capital gain dividends (except to the extent attributable to “unrecaptured Section 1250 gain,” in which case such distributions would continue to be subject to a 25% tax rate); and

•	our “qualified dividend income.”
As of December 26, 2012, tax rates on long-term capital gains and dividends are scheduled to increase on January 1, 2013, as follows: (i) the tax rate applicable to long-term capital gains will increase to 20%, (ii) dividends will be taxed at ordinary income rates, and (iii) the maximum ordinary income tax rate will increase to 39.6%. These rates are subject to change by new legislation at any time. Therefore, prospective shareholders should consult their own tax advisors regarding any change in rates for tax years after 2012 and the effect of any such change on an investment in our common shares.
Passive Activity Losses and Investment Interest Limitations
Distributions we make and gain arising from the sale or exchange by a U.S. shareholder of our shares will not be treated as passive activity income. As a result, U.S. shareholders generally will not be able to apply any “passive losses” against this income or gain. U.S. shareholders may elect to treat capital gain dividends, capital gains from the disposition of shares and qualified dividend income as investment income for purposes of computing the limitation on the deductibility of investment interest, but in such case the shareholder will be taxed at ordinary income rates on those amounts. Other distributions made by us, to the extent they do not constitute a return of capital, will generally be treated as investment income for purposes of computing the investment interest limitation.
Backup Withholding and Information Reporting
We report to our U.S. shareholders and the IRS the amount of dividends paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a shareholder may be subject to backup withholding with respect to dividends paid unless the holder is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. The back-up withholding rate through 2012 is 28%. A U.S. shareholder that does not provide us with his correct taxpayer identification number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the shareholder's income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status. See “Taxation of Non-U.S. Shareholders,” below.
Medicare Tax
For taxable years beginning after December 31, 2012, certain domestic shareholders who are individuals, estates or trusts will be required to pay a 3.8% Medicare tax with respect to, inter alia, dividends on and capital gains from the sale or other disposition of stock, subject to certain exceptions. Prospective shareholders should consult their tax advisors regarding the applicability of this tax to any income and gains in respect of an investment in our common shares.
Taxation of Tax-Exempt Shareholders
The IRS has ruled that amounts distributed as dividends by a REIT do not constitute unrelated business taxable income (“UBTI”) when received by a tax-exempt entity, subject to the exception discussed below for dividends paid by a “pension-held

REIT.” Based on that ruling, provided that a tax-exempt shareholder (other than a tax-exempt shareholder described below) has not held its shares as “debt financed property” within the meaning of the Code (generally, shares, the acquisition of which was financed through a borrowing by the tax-exempt shareholder) and the shares are not otherwise used in a trade or business, dividend income from us will not be UBTI to a tax-exempt shareholder. Similarly, income from the sale of shares will not constitute UBTI unless a tax-exempt shareholder has held its shares as “debt-financed property” within the meaning of the Code or has used the shares in its trade or business.

For tax-exempt shareholders which are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under Code Sections 501(c)(7), (c)(9), (c)(17) and (c)(20), respectively, and certain other tax-exempt entities, income from an investment in our common shares will constitute UBTI unless the organization is able to properly deduct amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in our common shares. These prospective investors should consult their own tax advisors concerning these “set aside” and reserve requirements.

Notwithstanding the above, however, a portion of the dividends paid by a “pension-held REIT” may be treated as UBTI as to any trust which:

•	is described in Section 401(a) of the Code;

•	is tax-exempt under Section 501(a) of the Code; and

•	holds more than 10% (by value) of the interests in the REIT.

Tax-exempt pension funds that are described in Section 401(a) of the Code are referred to below as “qualified trusts.”

A REIT is a “pension-held REIT” if:

•
it would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Code provides that stock owned by qualified trusts will be treated, for purposes of the “not closely held” requirement, as owned by the beneficiaries of the trust (rather than by the trust itself); and

•
either at least one such qualified trust holds more than 25% (by value) of the interests in the REIT, or one or more such qualified trusts, each of which owns more than 10% (by value) of the interests in the REIT, holds in the aggregate more than 50% (by value) of the interests in the REIT.

The percentage of any REIT dividend treated as UBTI is equal to the ratio of:

•	the UBTI earned by the REIT (treating the REIT as if it were a qualified trust and therefore subject to tax on UBTI) to

•	the total gross income of the REIT.

A de minimis exception applies where the percentage is less than 5% for any year.

We do not expect to be classified as a pension-held REIT.
Taxation of Non-U.S. Shareholders
The rules governing United States federal income taxation of nonresident alien individuals, foreign corpo-rations, foreign partnerships, and foreign trusts and estates are complex, and the following is only a brief summary of these rules. Prospective non-U.S. shareholders should consult with their own tax advisors to determine the impact of federal, state and local income tax laws on an investment in the Company, including any reporting requirements.
When we use the term “non-U.S. shareholder,” we mean a holder of common shares who (for United States federal income tax purposes) is not a U.S. Shareholder. See “Taxation of Taxable U.S. Shareholders,” above.
Distributions
Subject to the discussion below, a distribution made by us with respect to our common shares will generally be treated as a dividend of ordinary income to the extent the distribution is made out of our current or accumulated earnings and profits. Distributions treated as a dividend of ordinary income will generally be subject to withholding of United States federal income tax on a gross income basis (that is, without allowance of deductions) at a 30% rate unless an applicable tax treaty reduces that rate and the non-U.S. shareholder files an IRS Form W-8BEN. However, distributions treated as a dividend of ordinary income will be subject to a federal income tax on a net basis (that is, after allowance of deductions) when the dividend is treated as effectively connected with the non-U.S. share-holder's conduct of a United States trade or business and the non-U.S. shareholder has filed an IRS Form W-8ECI with us. In this event, as long as certain certification and disclosure requirements are met, the dividend will be taxed at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such dividends and will generally not be subject to withholding. Any such dividends received by a non-U.S. shareholder that is a corporation may also be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.
Under current Treasury Regulations, dividends paid to an address in a country outside the United States are generally presumed to be paid to a resident of the country for purposes of determining the applicability of withholding discussed above and the applicability of a tax treaty rate. A non-U.S. shareholder who wishes to claim the benefit of an applicable treaty rate will be required to satisfy certain certification and other requirements. Under certain treaties, lower withholding rates generally applicable to dividends do not apply to dividends from a REIT.

If we make a distribution in excess of our current or accumulated earnings and profits, the distribution will not be taxable to a non-U.S. shareholder to the extent it does not exceed the adjusted basis of the shareholder's common shares. Instead, the distribution will reduce the adjusted basis of the shareholder's common shares. If the distribution does exceed the adjusted basis of a non-U.S. shareholder's common shares, the distribution will result in gain from the sale or exchange of the non-U.S. shareholder's common shares. We discuss the tax treatment of this gain in further detail below. For withholding purposes, we treat all distributions as if made out of our current or accumulated earnings and profits. However, the IRS will generally refund amounts that are withheld if it is determined that the distribution was, in fact, in excess of our current or accumulated earnings and profits.

We expect to withhold United States federal income tax at the rate of 30% on any dividend distributions (including distributions that later may be determined to have been in excess of current and accumulated earnings and profits) made to a non-U.S. shareholder unless:

(1)a lower treaty rate applies and the non-U.S. shareholder files with us an IRS Form W-8BEN evidencing eligibility for that reduced treaty rate; or

(2)the non-U.S. shareholder files an IRS Form W-8ECI with us claiming that the distribution is income effectively connected with the non-U.S. shareholder's conduct of a United States trade or business.

In any event, we may be required to withhold at least 10% of any distribution in excess of our current and accumulated earnings and profits, even if a lower treaty rate applies and the non-U.S. shareholder is not liable for tax on the receipt of that distribution. However, a non-U.S. shareholder may seek a refund of these amounts from the IRS if the non-U.S. shareholder's United States tax liability with respect to the distribution is less than the amount withheld.

A distribution to a non-U.S. shareholder that we properly designate as a capital gain dividend at the time of distribution that does not arise from our disposition of a United States real property interest generally will not be subject to United States federal income taxation unless any of the following is true:

•
investment in our common shares is effectively connected with the non-U.S. shareholder's United States trade or business, in which case the non-U.S. shareholder will be taxed on the gain at the same rates as U.S. share-holders (except that a shareholder that is a foreign corporation may also be subject to the 30% branch profits tax); or

•
the non-U.S. shareholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are satisfied, in which case the nonresident alien individual will be taxed at a rate equal to 30% of the individual's capital gains.

As described above, we may make distributions paid in common or preferred shares that are intended to be treated as dividends for U.S. federal income tax purposes. If we are required to withhold an amount in excess of any cash that is distributed to non-U.S. shareholders along with the common or preferred shares, we may retain and sell some of the common or preferred shares that would otherwise be distributed in order to satisfy any withholding tax imposed on the distribution.

Pursuant to the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”), distributions made by us with respect to our common shares to non-U.S. shareholders that hold more than 5% of our common shares at any time during the taxable year, which distributions are attributable to gain from our sale or exchange of United States real property interests, will cause the non-U.S. shareholders to be treated as recognizing this gain as income effectively connected with a United States trade or business. Non-U.S. shareholders would generally be taxed at the same rates as U.S. shareholders (subject to a special alternative minimum tax in the case of nonresident alien individuals) on these distributions. Also, a non-U.S. shareholder that is a corporation may be subject to a 30% branch profits tax on this distribution. Under such circumstances, we are generally required to withhold 35% of any such distribution. This amount is creditable against the non-U.S. shareholder's United States federal income tax liability.
Unless a non-U.S. shareholder holds more than 5% of the class of shares in respect of which the distribution is made at any time during the taxable year, or the class of shares is not regularly traded on an established securities market located in the United States, a non-U.S. shareholder is not taxable on a distribution attributable to gain from our sale or exchange of United States real property interests as if the gain were income effectively connected with a United States trade or business. Instead, such non-U.S. shareholder is taxed on the distribution as a dividend that is not a capital gain dividend, and the branch profits tax does not apply to such distribution.
Although the law is not clear on the matter, it appears that amounts designated by us as retained capital gains in respect of our common shares held by non-U.S. shareholders generally should be treated in the same manner as our actual distributions of capital gain dividends. Under this approach, a non-U.S. shareholder would be able to claim as a credit against its U.S. federal income tax liability, its proportionate share of the tax paid by us on the retained capital gains, and to obtain from the IRS a refund to the extent its proportionate share of the tax paid by us exceeds its actual U.S. federal income tax liability.
We or any nominee (e.g., a broker holding shares in street name) may rely on a certificate of non-foreign status on Form W-8 or Form W-9 to determine whether withholding is required on gains realized from the disposition of United States real property interests. A domestic person who holds shares on behalf of a non-U.S. shareholder will bear the burden of withholding, provided that we have properly designated the appropriate portion of a distribution as a capital gain dividend.
Sale of Common Shares
Unless our common shares constitute a “United States real property interest” within the meaning of FIRPTA, a sale or exchange of common shares by a non-U.S. shareholder generally will not be subject to United States federal income taxation. Our common shares will not constitute a “United States real property interest” if we are a “domestically controlled REIT.” A “domestically controlled REIT” is a REIT in which at all times during a specified testing period non-U.S. share-holders held, directly or indirectly, less than 50% in value of the REIT's shares. We believe that we are, and expect to continue to be, a “domestically-controlled REIT” and, therefore, the sale of our common shares should not be subject to taxation under FIRPTA. Because our common shares are publicly traded, however, no assurance can be given that we are or will be a “domestically-controlled REIT.”
If we are not or cease to be a “domestically-controlled REIT,” a non-U.S. shareholder's sale or exchange of our common shares would be subject to United States taxation under FIRPTA as a sale of a “United States real property interest” if such non-U.S. shareholder owned (actually or constructively) more than 5% of our common shares during the applicable testing period. If gain on the sale or exchange of common shares were subject to taxation under FIRPTA, the non-U.S. shareholder would be subject to the same United States federal income tax treatment with respect to the gain as a U.S. shareholder (subject to any applicable alternative minimum tax in the case of nonresident alien individuals and the possible application of the 30% branch profits tax in the case of foreign corporations), and the purchaser of the common shares would be required to withhold and remit to the IRS 10% of the purchase price.

Notwithstanding the foregoing, a non-U.S. shareholder who recognizes gain from the sale or exchange of our common shares which is not subject to FIRPTA will be subject to United States taxation if:

•	the non-U.S. shareholder's investment is effectively connected with a United States trade or business (and, if an income treaty applies, is attributable to a United States permanent establishment); or

•
the non-U.S. shareholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are satisfied, in which case the nonresident alien individual will be subject to a 30% United States withholding tax on the amount of the gain.

Backup Withholding Tax and Information Reporting

Backup withholding tax generally is a withholding tax imposed on certain payments to persons who fail to furnish certain information under the United States information reporting rules, as discussed above under “Backup Withholding and Information Reporting.” Non-U.S. shareholders will generally not be subject to backup with-holding tax and information reporting for distributions they receive from us. However, if our common shares are not held through a qualified intermediary, the amount of dividends paid on those shares, the name and address of the beneficial owner and the amount, if any, of tax withheld may generally be reported to the IRS.

As a general matter, backup withholding and information reporting will generally not apply to a payment of the proceeds of a sale of stock by or through a foreign office of a foreign broker. Information reporting (but not backup withholding) will apply, however, to a payment of the proceeds of a sale by a noncorporate shareholder of stock by or through a foreign office of a broker that:

•	is a United States person;

•	derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States;

•	is a “controlled foreign corporation” (generally, a foreign corporation controlled by United States share-holders) for United States tax purposes; or

•	is a foreign partnership which generally is owned more than 50% by U.S. persons and/or is engaged in the conduct of a trade or business in the United States.
Treasury Regulations provide certain presumptions if the shareholder fails to provide certain required documentation. Failure to provide the documentation may result in backup withholding. You are urged to consult your advisor regarding the required documentation and the backup withholding rules.

Tax Aspects of TRG
The following discussion summarizes certain federal income tax considerations applicable solely to our investment in TRG. The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

Classification

We are entitled to include in our income our distributive share of TRG's income and to deduct our distributive share of TRG's losses only if TRG is classified for federal income tax purposes as a partnership rather than as an association taxable as a corporation. TRG is entitled to include in its income its distributive share of the income or losses of any entity that owns our shopping centers only if such entity is classified as a partnership or a disregarded entity for federal income tax purposes.

An entity will be classified as a partnership or a disregarded entity rather than as a corporation or an association taxable as a corporation for federal income tax purposes if the entity is treated as a partnership or a disregarded entity under Treasury Regulations, effective January 1, 1997, relating to entity classification.

In general, under these classification regulations, an unincorporated entity with at least two members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity fails to make an election, it generally will be treated as a partnership for federal income tax purposes. An unincorporated entity, such as a limited liability company, that has only one member and that does not elect to be classified as a corporation will be disregarded. The federal income tax classification of an entity that was in existence prior to January 1, 1997, such as TRG and many of the entities that own our shopping centers, will be respected for all periods prior to January 1, 1997 if:

•	the entity had a reasonable basis for its claimed classification;

•	the entity and all members of the entity recognized the federal income tax consequences of any changes in the entity's classification within the 60 months prior to January 1, 1997; and

•	neither the entity nor any member of the entity was notified in writing by a taxing authority on or before May 8, 1996, that the classification of the entity was under examination.
We believe that TRG and each entity that existed prior to 1997 and that owns any of our shopping centers reasonably claimed partnership classification under the Treasury Regulations relating to entity classification in effect prior to January 1, 1997, and such classification should be respected for federal income tax purposes. TRG and the entities that own our shopping centers intend to continue to be classified as partnerships or disregarded entities for federal income tax purposes, and none of them will elect to be treated as an association taxable as a corporation under the entity classification regulations.
We owned an interest in a trust (“The TRG Trust”) until The TRG Trust was dissolved in 2007. We believe that The TRG Trust was not taxable as a corporation for federal income tax purposes. No assurance can be given, however, that the IRS will not challenge the non-corporate status of The TRG Trust for federal income tax purposes. If such challenge were sustained by a court, The TRG Trust would be treated as a corporation for federal income tax purposes, as described below. In addition, our belief is based on existing law, which is to a great extent the result of administrative and judicial interpretation. We cannot be certain that changes in administrative or judicial inter-pretations would not modify these conclusions.
If for any reason, The TRG Trust were to have been taxable as a corporation rather than as a trust for federal income tax purposes, we would not have been able to satisfy the asset requirements for REIT status (and could not re-elect to be taxed as a REIT for four years). See “Taxation of Taubman Centers, Inc. - Asset Tests,” above. If The TRG Trust were to have been taxable as a corporation, items of income and deduction would not have passed through to its beneficiary, which would have been treated as a shareholder for tax purposes. The trust would have been required to pay income tax at corporate tax rates on its net income, and distributions would have constituted dividends that would not have been deductible in computing the trust's taxable income.

Partners, Not TRG, Subject to Tax
A partnership such as TRG is not a taxable entity for federal income tax purposes. Rather, we are required to take into account our allocable share of TRG's income, gains, losses, deductions, and credits for any taxable year of TRG ending within or with our taxable year regardless of whether we have received or will receive a distribution from TRG.
Tax Allocations with Respect to Contributed Properties
Pursuant to Section 704(c) of the Code, income, gain, loss, and deduction, including depreciation, attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for federal income tax purposes in such a manner that the contributor is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution (“Section 704(c) allocations”). The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution. TRG's partnership agreement requires allocations of income, gain, loss, and deduction attributable to such contributed property to be made in a manner that is consistent with Section 704(c) of the Code and the applicable Treasury Regulations thereunder. If a partner contributes cash to a partnership at a time when the partnership holds appreciated or depreciated property and such property is revalued for book purposes, Section 704(c) of the Code and the applicable Treasury Regulations provide for Section 704(c) allocations of income, gain, loss, and deduction (including depreciation) in such a manner that the pre-existing partners are charged with, or benefit from, the unrealized gain or unrealized loss associated with the property at the time of the cash contribution.
Accordingly, depreciation on any property contributed to TRG is allocated away from the contributing partner so as to reduce the difference between such property's fair market value and its tax basis. In addition, depreciation will be allocated to us so as to reduce the disparity between fair market value and tax basis with respect to appreciated property held by TRG prior to our admission to TRG. Such allocations will permit us to claim larger depreciation deductions because we have, except as noted below, contributed solely unappreciated property. On the other hand, upon a revaluation of TRG's assets after our admission to TRG, we will be treated as having Section 704(c) gain equal to the excess of our share of their revalued fair market value over our share of the tax basis of TRG's assets. As a result of this difference, our depreciation deductions will be reduced to take into account the disparity between fair market value and the tax basis of the assets that have been revalued.
Sale of TRG's Property
Generally, any gain realized by TRG on the sale of property held by TRG or an entity that owns our shopping centers for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. Under Section 704(c) of the Code and the Treasury Regulations governing the revaluation of TRG's assets, any built-in gain under Section 704(c) attributable to appreciation in the regional shopping center interests prior to the admission of the Company to TRG in 1992 must, to the extent not reduced by prior Section 704(c) allocations, be allocated to the contributing partners when such gain is recognized. Thus, to such extent, we will not incur a tax on such Section 704(c) gains because (except as noted below) they must be allocated to partners in TRG other than us. In addition, any Section 704(c) gain with respect to properties contributed to TRG subsequent to our admission to TRG must be allocated to the contributing partners. As a consequence of our 1% pre-contribution interests in two of our shopping centers, we will be allocated an equivalent percentage of Section 704(c) gain, to the extent not reduced by prior Section 704(c) allocations, in the event of a disposition of either property. Upon a revaluation of TRG's assets, we will be treated as having Section 704(c) gain equal to the excess of our share of the revalued fair market value of TRG's assets over our share of the tax basis of such assets. Upon a taxable disposition of such revalued assets, we will be allocated our share of the Section 704(c) gain to the extent not reduced by prior Section 704(c) allocations.
Upon the sale of an asset, TRG is required by its partnership agreement to distribute to its partners an amount determined by reference to the greater of the tax liability of its partners other than us or our net capital gain. TRG's partnership agreement provides for pro rata distributions to its partners in all cases. Accordingly, the distribution provisions in TRG's partnership agreement should permit us to distribute 100% of our capital gain. As a result of the pro rata nature of the distribution provisions, however, it is possible that TRG will be required to distribute to its partners all of the proceeds from a sale of an asset.
Our share of any gain realized by TRG on the sale of any property held by TRG or a non-corporate subsidiary of TRG as inventory or other property held primarily for sale to customers in the ordinary course of TRG's or its non-corporate subsidiary's trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See “Taxation of Taubman Centers, Inc. - Prohibited Transaction Income,” above. Such prohibited transaction income will also adversely affect our ability to satisfy the income tests for REIT status. See “Taxation of Taubman Centers, Inc. - Income Tests,” above. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of TRG's or its non-corporate subsidiary's trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. TRG and its non-corporate subsidiaries intend to hold our shopping centers for investment with a view to long-term appreciation, and to engage in the business of acquiring, developing, owning, and operating our shopping centers, including peripheral land, consistent with TRG's and its non-corporate subsidiaries' investment objectives. In the event TRG determines a sale of property will generate prohibited transaction income, TRG intends to transfer such property to a taxable REIT subsidiary. See “Taxation of Taubman Centers, Inc. - The Taxable REIT Subsidiary,” above.
Other Tax Consequences
State and Local Taxes
We may be subject to state or local taxation in various state or local jurisdictions, including those in which we transact business, and our shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which they reside. Our state and local tax treatment may not conform to the federal income tax consequences discussed above. In addition, your state and local tax treatment may not conform to the federal income tax consequences discussed above. Consequently, you should consult your tax advisors regarding the effect of state and local tax laws on an investment in our common shares.
Disclosure of Certain Transactions to the IRS
If a shareholder recognizes a loss as a result of a transaction with respect to our common shares of at least (i) for a shareholder that is an individual, S corporation, trust, or a partnership with at least one non-corporate unitholder, $2 million or more in a single taxable year or $4 million or more in a combination of taxable years, or (ii) for a shareholder that is either a corporation or a partnership with only corporate unitholders, $10 million or more in a single taxable year or $20 million or more in a combination of taxable years, such shareholder may be required to file a disclosure statement with the IRS on Form 8886. Direct shareholders of portfolio securities are in many cases exempt from this reporting requirement, but shareholders of a REIT currently are not exempt. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer's treatment of the loss is proper. There may be other circumstances in which shareholders might be required to report their investment in us under tax shelter regulations. Shareholders should consult their tax advisors to determine the applicability of these regulations in light of their individual circumstances.
Additional U.S. Federal Income Tax Withholding Rules

For taxable years beginning after December 31, 2013, a U.S. withholding tax at a 30% rate will be imposed on dividends paid to (i) a foreign financial institution unless such foreign financial institution agrees to verify, report and disclose its U.S. account holders and meets certain other specified requirements or (ii) a non-financial foreign entity that is the beneficial owner of the payment unless such entity certifies that it does not have any substantial U.S. owners or provides the name, address and taxpayer identification number of each substantial U.S. owner and such entity meets certain other specified requirements. In addition, for taxable years beginning after December 31, 2016, a U.S. withholding tax at a 30% rate will be imposed on the gross proceeds from a disposition of our shares paid to such a foreign financial institution or such a non-financial foreign entity. If payment of withholding taxes is required, non-U.S. shareholders that are otherwise eligible for an exemption from, or reduction of, U.S. withholding taxes with respect to such dividends and proceeds will be required to seek a refund from the IRS to obtain the benefit of such exemption or reduction. We will not pay any additional amounts in respect of any amounts withheld. Prospective shareholders should consult their tax advisors regarding the possible implications of these new withholding rules on their investment in our common shares.

Information with Respect to Foreign Financial Assets
Under recently enacted legislation, individuals who own “specified foreign financial assets” with an aggregate value in excess of $50,000 are generally required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions. Our common shares may be subject to these rules if they are held in a financial account maintained by a foreign financial institution. U.S. holders who are individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of our common shares.
Legislative or Other Actions Affecting REITs
The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. Changes to the federal tax laws and interpretations of federal tax laws could adversely affect an investment in our common shares.
VALIDITY OF COMMON STOCK
The validity of the shares of common stock being offered herein and the certain federal tax matters related to our qualification as a REIT will be passed upon for us by Honigman Miller Schwartz and Cohn LLP, Detroit, Michigan. Certain members of Honigman and their families own beneficial interests of less than 1% of our common stock. Jeffrey H. Miro, a partner of Honigman Miller Schwartz and Cohn LLP, is our corporate Secretary.

EXPERTS
The consolidated financial statements and schedules of Taubman Centers, Inc. as of December 31, 2011 and 2010, and for each of the years in the three-year period ended December 31, 2011, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2011, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
Management's assessment of the effectiveness of the Company's internal control over financial reporting as of December 31, 2011 excluded internal controls of Taubman TCBL, acquired by the Company in December 2011. The assets and owners' equity of the acquired business were $26 million and $24 million at December 31, 2011, respectively. The acquisition of Taubman TCBL had an immaterial impact on the Company's consolidated net income during the year ended December 31, 2011. KPMG LLP's audit of internal control over financial reporting of Taubman Centers, Inc. also excluded an evaluation of the internal control over financial reporting of Taubman TCBL.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item. 14.Other Expenses of Issuance and Distribution.
The following table sets forth all expenses in connection with the distribution of the securities being registered. All amounts shown below are estimates (and remain subject to future contingencies):

Securities and Exchange Commission registration fee	$13,963
Accountants' fees and expenses	$15,000
Legal fees and expenses	$60,000
Miscellaneous	$4,000
Total	$92,963

Item 15. Indemnification of Directors and Officers.

Under Sections 561-571 of the Michigan Business Corporation Act, directors and officers of a Michigan corporation may be entitled to indemnification by the corporation against judgments, expenses, fines and amounts paid by the director or officer in settlement of claims brought against them by third persons or by or in the right of the corporation if those directors and officers acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation or its shareholders.

The Restated Articles of Incorporation (the “Articles”) of Taubman Centers, Inc. (the “Registrant”) provide that no director of the Registrant shall be liable to the Registrant or the shareholders for monetary damages for breach of the director's fiduciary duty. Such provision does not limit a director's liability to the Registrant or its shareholders resulting from:

(i)a breach of the director's duty of loyalty to the Registrant or its shareholders;

(ii)acts or omissions of the director not in good faith or that involve intentional misconduct or knowing violation of the law;

(iii)a violation of Section 551(1) of the Michigan Business Corporation Act (relating to unlawful payments of dividends); or

(iv)a transaction from which the director derived an improper personal benefit.
The Articles provide for mandatory indemnification by the Registrant of the directors (or in a similar capacity for subsidiaries or certain other entities) to the fullest extent permitted or not prohibited by existing law or to such greater extent as may be permitted or not prohibited under succeeding provisions of law. The Articles provide that the Registrant shall pay the expenses incurred by a director of the Registrant (or in a similar capacity for subsidiaries or certain other entities) in defending a civil or criminal action, suit, or proceeding involving such person's acts or omissions as a director of the Registrant (or in a similar capacity for subsidiaries or certain other entities).
The Articles provide the Registrant with the authority to indemnify any officer of the Registrant (or of a subsidiary), if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant or its shareholders and, with respect to a criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful. Unless ordered by a court, indem-nification of an officer shall be made by the Registrant only as authorized in a specific case upon the determination that indemnification of the officer is proper in the circumstances because he or she has met the applicable standard of conduct. The Articles authorize the Registrant to pay the expenses incurred by an officer in defending a civil or criminal action, suit, or proceeding in advance of the final disposition thereof, upon receipt of an undertaking by or on behalf of such officer to repay the expenses if it is ultimately determined that the person is not entitled to be indemnified by the Registrant. Such undertaking shall be by unlimited general obligation of the person on whose behalf advances are made but need not be secured.

The Registrant has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Registrant or is liable as a director of the Registrant, or is or was serving, at the request of the Registrant, as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity or arising out of his or her status as such, regardless of whether the Registrant would have power to indemnify him or her against such liability.
The Registrant has purchased a policy of directors' and officers' insurance that insures both the Registrant and its officers and directors against expenses and liabilities of the type normally insured against under such policies, including the expenses of the indemnification described above.
Any underwriting agreement that we may enter into in connection with any sale of securities hereunder may provide that the underwriters are obligated, under certain circumstances to indemnify our directors, officers and controlling persons against certain liabilities, including liabilities under the Securities Act. To the extent we enter into any such agreement, we will file it as an exhibit to a Current Report on Form 8-K, which will be incorporated by reference into this registration statement.
Item 16. Exhibits.
The list of exhibits is incorporated by reference to the Index to Exhibits on page II-5.

Item 17. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the registration statement;

(iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x), for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date it is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is a part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or the prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer to sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b) The undersigned Registrant herby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bloomfield Hills, State of Michigan, on December 27, 2012.
TAUBMAN CENTERS, INC.
By: /s/ Lisa A. Payne
Lisa A. Payne
Vice Chairman and Chief Financial Officer
POWER OF ATTORNEY
Each person whose signature appears below hereby authorizes Robert S. Taubman and Lisa A. Payne, or any of them, each with full power of substitution, to execute in the name and on behalf of such person any amendment to this Registration Statement, including post-effective amendments, and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933 and to file the same, with exhibits thereto, and other documents in connection therewith, making such changes in this Registration Statement as the Registrant deems appropriate.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Robert S. Taubman Robert S. Taubman	Chairman of the Board, President, Chief Executive Officer and Director (Principal Executive Officer)	December 27, 2012
/s/ Lisa A. Payne Lisa A. Payne	Vice Chairman, Chief Financial Officer and Director (Principal Financial Officer)	December 27, 2012
/s/ William S. Taubman William S. Taubman	Chief Operating Officer and Director	December 27, 2012
/s/ Esther R. Blum Esther R. Blum	Senior Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)	December 27, 2012
/s/ Graham Allison Graham Allison	Director	December 27, 2012
/s/ Jerome Chazen Jerome A. Chazen	Director	December 27, 2012
/s/ Craig M. Hatkoff Craig M. Hatkoff	Director	December 27, 2012
/s/ Peter Karmanos, Jr. Peter Karmanos, Jr.	Director	December 27, 2012
/s/ William U. Parfet William U. Parfet	Director	December 27, 2012
/s/ Ronald W. Tysoe Ronald W. Tysoe	Director	December 27, 2012

INDEX TO EXHIBITS
Exhibit No.	Exhibit
3.1
Restated Articles of Incorporation, as amended as of August 14, 2012, of Taubman Centers, Inc.(incorporated herein by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K, filed on August 14, 2012)

3.2	Restated By-Laws of Taubman Centers, Inc. (incorporated herein by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K, filed on December 16, 2009)

5*	Opinion of Honigman Miller Schwartz and Cohn LLP regarding the validity of the common stock

8*	Opinion of Honigman Miller Schwartz and Cohn LLP regarding certain federal tax matters

10.1
Acquisition Agreement between Davis Street Land Company of Tennessee, L.L.C., as Trustee of The Green Hills Mall Trust, Davis Street Land Company of Tennessee II, L.L.C., as Trustee of GH II Trust, Gardens SPE II, LLC, and El Paseo Land Company, L.L.C and The Taubman Realty Group Limited Partnership, dated September 30, 2011 (incorporated herein by reference to Exhibit 4.6 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2011)

10.2
First Amendment to the Acquisition Agreement between Davis Street Land Company of Tennessee, L.L.C., as Trustee of The Green Hills Mall Trust, Davis Street Land Company of Tennessee II, L.L.C., as Trustee of GH II Trust, Gardens SPE II, LLC, and El Paseo Land Company, L.L.C and The Taubman Realty Group Limited Partnership, dated December 21, 2011 (incorporated herein by reference to Exhibit 10.17.1 to the Company's Annual Report on Form 10-K/A for the year ended December 31, 2011)

10.3*	The Third Amendment and Restatement of Agreement of Limited Partnership of The Taubman Realty Group Limited Partnership, dated December 12, 2012.

23.1*	Consent of KPMG LLP

23.2*	Consent of Honigman Miller Schwartz and Cohn LLP (included in Exhibits 5 and 8)

24*	Power of Attorney (included on the signature page in Part II of the registration statement)

*Filed Herewith

II-5